Exhibit 10.13

EXECUTION VERSION

ASSET CONTRIBUTION AGREEMENT

by and among

SFX HOLDING CORPORATION,

SFX-NIGHTLIFE OPERATING LLC,

NIGHTLIFE HOLDINGS LLC,

MMG NIGHTLIFE LLC,

US NIGHTLIFE MANAGEMENT LLC,

PUNTA CANA VENUE LLC,

DAVE GRUTMAN, INC.,

SEBU CORP.,

BRIAN GORDON,

DAVID GRUTMAN

and

WORLD ON A STRING LLC

dated as of November 21, 2012

3.26	Securities Law Matters	36
3.27	Legends	36
3.28	Restricted Securities	37
3.29	Access to Information	37
3.30	Reliance Upon Representations	37
3.31	Exculpation	38
3.32	Material Misstatements Or Omissions	38

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES		38

4.1	Corporate Existence and Power	38
4.2	Capital Structure	39
4.3	Authorization	39
4.4	Governmental Authorization, Other Consents	40
4.5	Litigation	40
4.6	Non-Contravention	40
4.7	[Intentionally omitted]	40
4.8	[Intentionally omitted]	40
4.9	Absence of Undisclosed Liabilities	40
4.10	Restrictions on Business Activities	40
4.11	Title to Property/Leases	40
4.12	Taxes	41
4.13	Employee Benefit Plans	41
4.14	Labor Matters	41
4.15	Compliance With Laws	41
4.16	No Material Misstatements or Omissions	41
4.17	No Other Representations and Warranties	41

ARTICLE 5 COVENANTS OF THE PARTIES		42

5.1	Further Assurances	42
5.2	Certain Filings	42
5.3	Public Announcements; Confidentiality	42
5.4	Offer of Employment	43
5.5	Assignment of Contracts and Claims	43
5.6	Third Party Notification	44
5.7	Non-Solicitation	44
5.8	Non-Competition	45
5.9	Business Examinations and Physical Investigations of Transferred Assets	46
5.10	Required Consents	46
5.11	Conduct of the Business	47
5.12	No Solicitation or Negotiation	48
5.13	Satisfaction of Obligations to Creditors	49
5.14	Access to Information	49
5.15	Parent SEC Documents	50

ARTICLE 6 CONDITIONS TO THE TRANSFEROR PARTIES’ OBLIGATIONS		51

6.1	Representations, Warranties and Covenants	51
6.2	Governmental Authorizations; Regulatory Compliance	51
6.3	Required Consents	51
6.4	Amendments and/or Waivers to Transferred Contracts	52
6.5	No Injunction, etc.	52
6.6	Transaction Documents	52
6.7	Employment Agreement	52
6.8	Designated Employees	52
6.9	Audited Financial Statements	52
6.10	Corporate Authorizations	52
6.11	No Material Adverse Effect	52

ARTICLE 7 CONDITIONS TO THE TRANSFEROR PARTIES’ OBLIGATIONS		52

7.1	Representations, Warranties and Covenants	53
7.2	No Injunction, etc.	53
7.3	Transaction Documents	53

ARTICLE 8 CLOSING		53

8.1	Closing Date	53
8.2	Closing Deliveries	53

ARTICLE 9 INDEMNIFICATION		54

9.1	Transferor Parties’ Agreement to Indemnify	54
9.2	Acquiring Parties’ Agreement to Indemnify	55
9.3	Limitations on Duties to Indemnify	55
9.4	Survival of Representations, Warranties and Covenants	56
9.5	Claims for Indemnification	56
9.6	Defense of Claims	57
9.7	Nature of Payments	57
9.8	Exclusive Remedy	58
9.9	Acquiring Parties’ Right of Offset	58
9.10	[Intentionally omitted]	58
9.11	Miscellaneous Indemnity Provisions	58
9.12	Property Taxes	58
9.13	Transfer and Sales Tax Returns	59

ARTICLE 10 TERMINATION		59

10.1	Termination Prior to Closing	59
10.2	Effect of Termination	60

ARTICLE 11 MISCELLANEOUS		60

11.1	Notices	60
11.2	Amendments; No Waivers	61
11.3	Expenses	61
11.4	Successors and Assigns	61
11.5	Governing Law	61
11.6	Consent to Jurisdiction; Venue; Service of Process	61
11.7	Waiver of Jury Trial	62
11.8	Counterparts; Effectiveness	62
11.9	Entire Agreement	62
11.10	Titles and Headings; Construction	62
11.11	Severability	62
11.12	No Third Party Beneficiaries	63
11.13	Specific Performance	63

EXHIBITS

A	Amended and Restated LLC Operating Agreement

B	Assignment and Assumption Agreement

C	Lockup Agreement

D	Registration Rights Agreement

E	Employment Agreement

F	Consulting Agreement

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Agreement”) is dated as of November 21, 2012, by and among SFX Holding Corporation, a Delaware corporation (“Parent”), SFX-NIGHTLIFE OPERATING LLC, a Delaware limited liability company wholly owned by Parent (“Acquiror”, and together with Parent, the “Acquiring Parties”), NIGHTLIFE HOLDINGS LLC, a Florida limited liability company (“Nightlife”), MMG NIGHTLIFE LLC, a Florida limited liability company and a wholly owned subsidiary of Nightlife (“MMG”), PUNTA CANA VENUE LLC, a Delaware limited liability company and a wholly owned subsidiary of Nightlife (“Punta Cana”), US NIGHTLIFE MANAGEMENT LLC, a Florida limited liability company and a wholly owned subsidiary of Nightlife (“US Nightlife”),  DAVID GRUTMAN, INC., a Florida corporation and a member of Nightlife (“Grutman Inc.”), SEBU CORP., a Florida corporation and a member of Nightlife (“SEBU”), DAVE GRUTMAN, an individual resident of Florida and sole stockholder of Grutman Inc. (“Grutman”), BRIAN GORDON, an individual resident of Florida and sole stockholder of SEBU (“Gordon”), and World on a String LLC, a New Jersey limited liability company and a member of Nightlife (“WOS” and, together with SEBU, Grutman Inc., Grutman and Gordon, the “Members”).  Nightlife, MMG, Punta Cana and US Nightlife are collectively referred to herein as the “Transferors” and each a “Transferor”.  The Members and the Transferors are collectively referred to herein as the “Transferor Parties”.  The Acquiring Parties and the Transferor Parties are collectively referred to herein as the “Parties” and each a “Party”.

WHEREAS, the Transferors are engaged in the business of nightlife operations and management (the “Business”);

WHEREAS, (i) the Transferor Parties desire to contribute to Acquiror all of the Transferred Assets for the consideration and on the terms and subject to the conditions set forth herein, and (ii) Acquiror desires to acquire all of the Transferred Assets from the Transferor Parties for the consideration and on the terms and subject to the conditions set forth herein;

WHEREAS, as part of an overall plan (the “Plan”) to enter into this Agreement and the Other Contribution Agreements, SFX Entertainment Inc. (“SFX”) entered into an exchange agreement with Parent (the “Exchange Agreement”), pursuant to which the stockholders of SFX, on the terms and subject to the conditions set forth therein, contributed all outstanding shares of common stock, par value $0.01 per share, of SFX to Parent in exchange for shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), with SFX continuing as a wholly owned Subsidiary of Parent (the “Exchange”);

WHEREAS, as part of the Plan, Parent and certain wholly owned limited liability company Subsidiaries of Parent entered into one or more contribution agreements (each, an “Other Contribution Agreement”) with one or more other individuals or entities engaged in businesses that are synergistic with those of Parent and the Transferors (the “Other Parties”), pursuant to which a wholly owned limited liability company Subsidiary of Parent will, on the terms and subject to the conditions set forth therein, acquire certain assets and assume certain liabilities thereof with a view to combining and expanding the overall business activities of Parent, the Transferors and the Other Parties in the field of live entertainment; and

WHEREAS, the parties to the Transaction Documents and each of the parties to the Other Contribution Agreements intend to consummate the transactions contemplated thereby in accordance with the Plan such that the transactions contemplated by the Transaction Documents and the Other Contribution Agreements will qualify as a tax-free exchange transaction pursuant to Section 351 of the Code to the extent that the Consideration and the consideration payable to the Other Parties is paid in Parent Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Accounting Firm” means an independent auditor of recognized national standing jointly selected by Parent and Nightlife.

“Accredited Investor Representations” has the meaning ascribed to it in Section 3.30.

“Acquiror” has the meaning ascribed to it in the introduction to this Agreement.

“Acquiring Party Indemnitees” has the meaning ascribed to it in Section 9.1.

“Acquiring Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Actions” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjustment Amount” has the meaning ascribed to it in Section 2.10(a).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  With respect to any determination herein that a Person is an Affiliate of a Transferor, the Acquiring Parties are relying solely on the representations, warranties and other information provided to them by the Transferor Parties.

“Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Allocation” has the meaning ascribed to it in Section 2.6(b).

“Amended and Restated LLC Operating Agreement” means an Amended and Restated Limited Liability Company Operating Agreement of Acquiror substantially in the form attached hereto as Exhibit A.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, common law, ordinance, binding policy, binding guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority applicable to the Transferor Parties, the Business or the transactions contemplated hereby.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B.

“Assumed Liability” or “Assumed Liabilities” has the meaning ascribed to it in Section 2.2.

“Balance Sheet Rules” means, collectively, the accounting principles, methods and practices used in preparing the MMG Audited Financial Statements, applied on a consistent basis and in accordance with GAAP.

“Business” has the meaning ascribed to it in the introduction to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Net Income” means, for the applicable fiscal period, total revenues minus total expenses, in each case, of a Transferor, Parent or any Affiliate of Parent (including Acquiror) that is directly or indirectly attributable to the conduct of the Business by the Transferors, Parent or any Affiliate of Parent (including Acquiror), determined in conformity with GAAP.

“Call/Put Average Per Share Price” means the volume-weighted average closing price per share of Parent Common Stock as reported on any national securities exchange or the over-the-counter-bulletin board for the thirty (30) consecutive trading-day period ending on the second (2nd) trading day immediately prior to the Call/Put Exercise Date (rounded down to the nearest whole share) or if shares of Parent Common Stock are not listed on any national securities exchange or traded on the over-the-counter-bulletin board, the price per share of Parent Common Stock as determined in good faith by the Parent Board.

“Call/Put Consideration” has the meaning ascribed to it in Section 2.9(b).

“Call/Put Consideration Objection Notice” has the meaning ascribed to it in Section 2.9(e).

“Call/Put Consideration Statement” has the meaning ascribed to it in Section 2.9(d).

“Call/Put Exercise Date” has the meaning ascribed to it in Section 2.9(a).

“Call/Put Interest” has the meaning ascribed to it in Section 2.9(a).

“Call/Put Period” has the meaning ascribed to it in Section 2.9(a).

“Call/Put Shares” has the meaning ascribed to it in Section 2.9(c).

“Cash Payment” has the meaning ascribed to it in Section 2.5.

“Closing” has the meaning ascribed to it in Section 8.1.

“Closing Date” has the meaning ascribed to it in Section 8.1.

“Closing Statement” has the meaning ascribed to it in Section 2.10(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Compensation Programs” has the meaning ascribed to it in Section 3.19(d).

“Confidential Information” has the meaning ascribed to it in Section 5.3(b).

“Consideration” has the meaning ascribed to it in Section 2.5.

“Contract(s)” means contracts, agreements, permits, leases, licenses, franchises, warranties, guaranties, mortgages, notes, bonds, options, warrants, rights, commitments, understandings and other obligations in each case, whether written or oral, proposed, contingent or otherwise.

“Consulting Agreement” has the meaning ascribed to it in Section 5.4.

“Current Assets” means the consolidated current assets of the Business of the Transferors only to the extent acquired pursuant to the terms of this Agreement, which current assets shall include only the line items set forth on the Pre-Closing Statement under the heading “Current Assets” and no other assets.

“Current Liabilities” means the consolidated current liabilities of the Business of the Transferors only to the extent assumed pursuant to the terms of this Agreement, which current liabilities shall include only the line items set forth on the Pre-Closing Statement under the heading “Current Liabilities” and no other liabilities.

“Damages” means any actual loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), net of (a) insurance proceeds actually received, and proceeds from related third party indemnification, contribution or similar claims actually received, and (b) an amount equal to any net reduction in cash Taxes actually payable which directly relate to such Damages.  With respect to a Transferor Party, for the avoidance of doubt, in no event shall Damages include any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) incurred by Parent or any of its Subsidiaries.

“David Grutman, Inc.” has the meaning ascribed to it in the introduction to this Agreement.

“Designated Employees” has the meaning ascribed to it in Section 3.18.

“Difference” has the meaning ascribed to it in Section 2.10(e).

“Dispute” has the meaning ascribed to it in Section 2.10(c).

“Domain Names” means all identifiers or URL registrations for Internet websites.

“Earn-Out Average Per Share Price” means the volume-weighted average closing price per share of Parent Common Stock as reported on any national securities exchange or the over-the-counter-bulletin board for the thirty (30) consecutive trading-day period ending on the second (2nd) trading day immediately prior to the Earn-Out Period Payment Date (rounded down to the nearest whole share) or if shares of Parent Common Stock are not listed on any national securities exchange or traded on the over-the-counter-bulletin board, the price per share of Parent Common Stock as determined in good faith by the Parent Board.

“Earn-Out Objection Notice” has the meaning ascribed to it in Section 2.8(c).

“Earn-Out Payment” has the meaning ascribed to it in Section 2.8.

“Earn-Out Period” has the meaning ascribed to it in Section 2.8.

“Earn-Out Period Payment Date” has the meaning ascribed to it in Section 2.8(d)(i).

“Earn-Out Shares” has the meaning ascribed to it in Section 2.8(d)(i).

“Earn-Out Statement” has the meaning ascribed to it in Section 2.8(b).

“EBITDA” means an amount equal to Business Net Income plus (A) the following, to the extent deducted in calculating Business Net Income (without duplication): (1) Interest Charges, (2) all federal, state, local and foreign income Tax expense, (3) depreciation and amortization expense, (4) non-cash impairment of assets (tangible and intangible) and related non-cash charges, (5) non-cash charges and expenses related to equity-based compensation awards, (6) all inventory step-up expense recognized in conjunction with Consideration accounting adjustments, (7) one-time and non-recurring extraordinary expenses, (8) allocated or indirect expenses, other than reasonable allocated or indirect expenses as determined by Parent in its reasonable discretion, (9) compensation and benefits and other business expenses of a Transferor that are not directly and solely attributable to the management of  Acquiror, and minus (B) the following to the extent included in calculating Business Net Income (without duplication): (1) federal, state, local and foreign income Tax credits and (2) all non-cash items increasing Business Net Income, including interest income, in each case with respect to the applicable fiscal period.

“EBITDA Target” means $5,270,000.

“Employee Assets” means all of the Transferors’ assets, including without limitation, computers, work stations, third party software licensed for such computers or work stations, electronic files, multi-function printers and copiers, office furniture and other tangible assets presently used or formerly used principally by the Members or the Designated Employees that Parent elects to employ, which are necessary or useful for the Members or each Designated Employee to continue to perform his or their respective duties for Parent or any of its Subsidiaries after the Closing without interruption.

“Employment Agreement” has the meaning ascribed to it in Section 5.4.

“Equipment” means all servers, hardware, other equipment and Equipment Embodiments and Documentation used in connection with the Business.

“Equipment Embodiments and Documentation” means all object code, source code, technical documentation, engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology used in connection with the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning ascribed to it in the introduction to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Excluded Assets” has the meaning ascribed to it in Section 2.3.

“Excluded Representations and Warranties” means the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.6, 3.13, 3.14, 3.15, 3.18, 3.19, 4.1, 4.2, 4.3, 4.5, 4.9, 4.10, 4.11 and 4.12.

“Existing Patents and Applications” has the meaning ascribed to it in the definition of “Transferor IP” in Article 1.

“Final Adjustment Amount” has the meaning ascribed to it in Section 2.10(e).

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

“Gordon” has the meaning ascribed to it in the introduction to this Agreement.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Authorization” means any approval, consent, ratification, waiver or other authorization, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Grutman” has the meaning ascribed to it in the introduction to this Agreement.

“Indemnifying Party” means:  (a) with respect to any Acquiring Party Indemnitee asserting a claim under Section 9.1, the Transferor Parties, jointly and severally; and (b) with respect to any Transferor Party Indemnitee asserting a claim under Section 9.2, the Acquiring Parties, jointly and severally.

“Indemnitee” means:  (a) the Acquiring Party Indemnitees with respect to any claim for which any Transferor Party is an Indemnifying Party under Section 9.1; and (b) the Transferor Party Indemnitees with respect to claims for which any Acquiring Party is an Indemnifying Party under Section 9.2.

“Intellectual Property” means United States and foreign patents, copyrights, Trade Secrets, Marks, any registrations or applications with respect to any of the foregoing, any similar or other intellectual property rights, and any rights under or with respect to any of the foregoing, including, without limitation, the right to file patent applications with respect to inventions that have been conceived or reduced to practice in whole or part as of the date hereof, any such applications that are in fact filed, the right to file applications to register copyrights in copyrightable works that have been created in whole or part as of the date hereof, and any such applications that are in fact filed.

“Intellectual Property Embodiments and Documentation” means all object code, source code, technical documentation, engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology.

“Interest Charges” means, for the applicable fiscal period, the sum (without duplication) of (A) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred consideration of assets, in each case to the extent treated as interest in accordance with GAAP and (B) the portion of rent expense with respect to such period under capitalized leases that is treated as interest in accordance with GAAP.

“IP Agreements” has the meaning ascribed to it in Section 3.12(h).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (including any such assets as may be used to support any electronic information and ordering web-based or virtual platform) owned, leased or licensed by any Transferor and used in connection with the Business, wherever located, and all associated documentation.

“Knowledge of SFX” or “SFX’s Knowledge” has the meaning ascribed to it in Article 4.

“Knowledge of Transferor” or “Transferor’s Knowledge” means the actual knowledge of any of the Members, after a reasonable inquiry of the surrounding circumstances.

“Leased Real Property” means all real property leased or licensed to a Person, or to which such Person, has any other rights, under the Leases.

“Leases” means all of the existing leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, with respect to real property to which a Person is a party or by which such Person or the Transferred Assets, as applicable, is bound, but with respect to Transferred Assets, only to the extent that the foregoing are used in connection with the Business.

“Liability” means, with respect to any Person, any liability, debt or other obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, claim, security interest, equitable interest, option, hypothecation, easement, right of way, restriction, encumbrance, preference, priority, right of first refusal, condition or limitation of any kind in respect of such asset and any agreement to grant any of the foregoing, excluding (a) liens for Taxes that are not due and payable or that are being contested in good faith by appropriate legal proceedings in a manner that will prevent foreclosure of the applicable lien during the pendency of such proceedings, (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent, (c) liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, and (d) liens securing any Assumed Liability.

“Lockup Agreement” means a lockup agreement among Parent and Nightlife with respect to shares of Parent Stock owned by Nightlife, substantially in the form of Exhibit C.

“Marks” means trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement, and all goodwill in and to any such trademarks, service marks, trade dress and other indicators of source, origin, sponsorship, certification or endorsement.

“Material Adverse Effect” means, with respect to any Person, any change, event, circumstance, development or effect that has, or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (i) such Person’s consolidated  financial condition, business, assets, properties, results of operations, operations, Liabilities, reserves or prospects, (ii) with respect to the Transferors, the Transferred Assets or the Assumed Liabilities, other than, in the case of clauses (i) and (ii) above, any change, event, circumstance, development or effect that directly results from (a) changes in United States or global economic conditions that do not disproportionately impact the Business, the Transferred Assets or the Assumed Liabilities or (b) changes in the industry in which the Business operates that do not disproportionately impact the Business, the Transferred Assets or the Assumed Liabilities and (iii) with respect to the Transferors, the ability of the Transferor Parties to consummate the transactions contemplated by the Transaction Documents or to timely perform any of their respective obligations under the Transaction Documents.

“Members” has the meaning ascribed to it in the introduction to this Agreement.

“MMG” has the meaning ascribed to it in the introduction to this Agreement.

“MMG Audited Financial Statements” has the meaning ascribed to it in Section 3.15.

“Net Working Capital” means Current Assets, minus Current Liabilities as determined in accordance with the Balance Sheet Rules, each calculated immediately before, and without giving effect to, the Closing, of the Business of the Transferors.

“Nightlife” has the meaning ascribed to it in the introduction to this Agreement.

“Nightlife Interest” has the meaning ascribed to it in Section 2.5.

“Objections Statement” has the meaning ascribed to it in Section 2.10(c).

“Ordinary Course of Business” means (a) consistent with the past practices of such Person or (b) in the ordinary course of the normal day-to-day operations of such Person.

“Other Contribution Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Other Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Parent” has the meaning ascribed to it in the introduction to this Agreement.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” has the meaning ascribed to it in the introduction to this Agreement.

“Parent SEC Documents” has the meaning ascribed to it in Section 5.15(a).

“Party” or “Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Pension Plans” has the meaning ascribed to it in Section 3.19(b).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, unincorporated organization, association, trust, estate or other entity or organization, including a Governmental Authority.

“Plan” has the meaning ascribed to it in the introduction to this Agreement.

“Post-Closing Tax Period” has the meaning ascribed to it in Section 9.12.

“Pre-Closing Statement” has the meaning ascribed to it in Section 2.10(a).

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 9.12.

“Per Share Price” means, (a) for the purposes of Section 2.10, $5.00 per share of Parent Common Stock, subject to adjustment for stock splits and dividends, and (b) for the purposes of Section 9.9, $5.00 per share of Parent Common Stock, subject to adjustment for stock splits and dividends, unless, in either case, the shares of Parent Common Stock are then listed on a national securities exchange or traded on the over-the-counter market, in which case the Per Share Price shall be the volume weighted average closing prices of the Parent Common Stock on such exchange or market during the thirty (30) trading days ending on the second (2nd) trading day immediately preceding measurement.

“Property Taxes” has the meaning ascribed to it in Section 9.12.

“Punta Cana” has the meaning ascribed to it in the introduction to this Agreement.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course and including any and all accounts receivables that have been written off or otherwise accounted for or reserved against as bad debts, together with any unpaid financing charges accrued thereon.

“Registration Rights Agreement” means a registration rights agreement among Parent and Nightlife with respect to shares of Parent Stock owned by Nightlife, substantially in the form of Exhibit D.

“Regulations” means all laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any Governmental Authority, including environmental laws, and laws with respect to energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health, employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Related Person” means:  (a) with respect to a particular individual:  (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual:  (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity); and (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (c) any Related Person of any individual described in clause (b) or (c).  For purposes of this definition, “Family” of an individual means (A) the individual, (B) the individual’s spouse (or any former spouse), (C) any other natural person who is an immediate family member of the individual or the individual’s spouse(s), and (D) any individual who resides with such individual, and “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Required Consents” means any approval, consent, ratification, waiver or other authorization of the other party or parties to each Transferred Contract that is required by the terms of such Transferred Contract to be obtained by any of the Transferor Parties by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Transferred Contract, the termination thereof, the incurrence of any penalty or fee or adverse change in amounts payable to or by either of the Acquiring Parties or obligations of either of the Acquiring Parties as compared to the Transferor Parties or a breach or default thereunder (whether with or without the passage of time, the giving of notice or both), and all other approvals, consents, ratifications, waivers or other authorizations required to be obtained prior to the Closing Date for the consummation of the transactions contemplated by the Transaction Documents.

“Restricted Activity” means any activity that is competitive with any aspect of the Business (i) as operated immediately prior to the date of this Agreement, the Closing Date, or upon termination of the applicable Member’s employment with an Acquiring Party or one of its Affiliates or (ii) as reasonably contemplated to be operated in the future on the date of this Agreement or upon termination of the applicable Member’s employment with an Acquiring Party or one of its Affiliates; provided, however, that what constitutes a “Restricted Activity” hereunder with respect to a Member shall be subject to the definition of “Restricted Activity” set forth in such Member’s Employment Agreement or Consulting Agreement, as the case may be, and any activities of a Member that are expressly permitted under such Member’s Employment Agreement or Consulting Agreement, as the case may be, shall be permitted under Section 5.8.

“Retained Liabilities” has the meaning ascribed to it in Section 2.4.

“SEBU” has the meaning ascribed to it in the introduction to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SFX” has the meaning ascribed to it in the introduction to this Agreement.

“SFX Disclosure Schedule” has the meaning ascribed to it in Article 4.

“SFX’s Accountant” means an independent auditor of recognized national standing selected by Parent, in its sole discretion.

“Software” means all (a) computer programs, applications, systems and code, in both object code and Source Code, including software implementations of algorithms, models and methodologies and program interfaces and (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, but with respect to clauses (a) and (b), only to the extent used in connection with the Business.

“Source Code” means the human-readable version of a computer program that can be compiled into executable or object code.

“Stock Consideration” has the meaning ascribed to it in Section 2.5.

“Stock Earn-Out Payment” has the meaning ascribed to it in Section 2.8(d)(i).

“Straddle Period” has the meaning ascribed to it in Section 9.12.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such equity interests, that would confer control of any such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” means (a) all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, business license tax, transfer tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, together with any interest, penalty, or addition to tax  imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any amounts described in clause (a) or (b) above.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Tax, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto or any amendment thereof.

“Threshold Amount” has the meaning ascribed to it in Section 9.3(a).

“Trade Secrets” means all “Trade Secrets” as defined in the Uniform Trade Secrets Act.

“Transaction Documents” means this Agreement, the Exchange Agreement, the Other Contribution Agreements, the Amended and Restated LLC Operating Agreement, the Lockup Agreement, the Registration Rights Agreement, the Assignment and Assumption Agreement, the Employment Agreement, the Consulting Agreement and all other agreements and documents entered into by one or more of the Parties as contemplated by or in connection with this Agreement and the transactions contemplated hereby.

“Transferred Assets” has the meaning ascribed to it in Section 2.1.

“Transferred Contracts” has the meaning ascribed to it in Section 2.1(c).

“Transfer and Sales Taxes” means all sales tax, use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Transferred Assets.

“Transferor” has the meaning ascribed to it in the introduction to this Agreement.

“Transferor Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor Interests” has the meaning ascribed to it in Section 3.3.

“Transferor Interim Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor IP” means all Intellectual Property, Intellectual Property Embodiments and Documentation, Domain Names or Software used in or relating to the Business.  For avoidance of doubt, Transferor IP includes, without limitation, (a) all of the patents and patent applications referenced in the foregoing sentence that are or have been issued or filed as of the Closing Date (the “Existing Patents and Applications”), (b) all other patent applications that are filed after the Closing Date that disclose or claim any inventions first conceived or reduced to practice in whole or part on or before the Closing Date that relate to the Intellectual Property Embodiments and Documentation, including, without limitation, all continuations, continuations-in-part, divisional, reexamined and reissued patent applications and patents that relate to the Existing Patents and Applications, (c) all foreign counterparts with respect to any of the foregoing, and (d) all patents that issue with respect to any of the foregoing patent applications.

“Transferor Organization Documents” has the meaning ascribed to it in Section 3.1.

“Transferor Party Indemnitees” has the meaning ascribed to it in Section 9.2.

“Transferor Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Transferor Registered IP” has the meaning ascribed to it in Section 3.12(c).

“Transferor’s Disclosure Schedule” has the meaning ascribed to it in Article 3.

“US Nightlife” has the meaning ascribed to it in the introduction to this Agreement.

“WOS” has the meaning ascribed to it in the introduction to this Agreement.

“Welfare Plans” has the meaning ascribed to it in Section 3.19(c).

ARTICLE 2
CONTRIBUTION

2.1          Contribution of Transferred Assets.  On the terms and subject to the conditions of this Agreement, at the Closing, the Transferor Parties shall contribute, sell, transfer, convey, assign and deliver to Acquiror, and Acquiror shall purchase, accept and acquire from the Transferor Parties, free and clear of any Liens, all of the assets constituting the Business, including without limitation, the following properties, assets, rights and claims, whether tangible or intangible, including goodwill and going concern value but excluding the Excluded Assets (the “Transferred Assets”):

(a)           all of the Transferor IP and IT Assets, including, without limitation, the Transferor IP identified on Schedule 2.1(a);

(b)           all of the Equipment, including, without limitation, the assets identified on Schedule 2.1(b);

(c)           all of the Contracts identified on Schedule 2.1(c) (the “Transferred Contracts”);

(d)           all of the Employee Assets which are listed on Schedule 2.1(d) (as it may be adjusted at Closing to reflect the Designated Employees who have accepted employment offers, if any, from Parent or any of its Affiliates as of the Closing);

(e)           all websites, URLs, Domain Names and webpages used, held for use or under development in connection with the Business, whether or not registered, including without limitation, www.miami-mg.com and the other Domain Names identified on Schedule 2.1(e), together with all Intellectual Property associated therewith other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(f)            all advertising, marketing and sales materials developed for, or used in connection with, the Business together with all Intellectual Property embodied therein other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(g)           all files, invoices, customer lists, records pertaining to customers and end-users (present, past and potential), all supplier lists and records pertaining to suppliers, books of account, files and ledgers, and other records to the extent solely and specifically for the Transferred Assets or the Assumed Liabilities and copies of the Tax books and records (redacted to exclude information not relating to the Transferred Assets or the Assumed Liabilities) relating to the Transferred Assets of the Assumed Liabilities and not otherwise provided pursuant to this clause (g);

(h)           without limiting anything set forth in clause (g) of this Section 2.1, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation;

(i)            all Governmental Authorizations of all Governmental Authorities necessary for the operation of the Transferred Assets and the Business set forth on Schedule 2.1(i);

(j)            all rights relating to deposits, advances, loan repayments, return of investments, prepaid expenses and other upfront payments, claims for refunds and rights of offset that are not excluded under Section 2.3(c);

(k)           all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Transferred Assets or the Assumed Liabilities;

(l)            all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Transferred Assets, the Business or the Assumed Liabilities;

(m)          all goodwill of the Business;

(n)           all Receivables of each Transferor; and

(o)           all of the Transferor Parties’ right, title and interest in and to the corporate names “Nightlife Holdings LLC,” “MMG Nightlife LLC,” “Punta Cana Venue LLC,” “US Nightlife Management LLC” and any other corporate name formerly used in connection with the Business.

Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement does not include the assumption of any Liability related to the Transferred Assets unless Parent expressly assumes that Liability pursuant to Section 2.2.

2.2          Assumption of Liabilities.  On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Transferor Parties set forth herein, Acquiror agrees, effective at the Closing, to assume, perform and timely pay and discharge only the following (collectively, the “Assumed Liabilities” and each an “Assumed Liability”):  (a) those executory obligations arising after the Closing under the Transferred Contracts which do not relate to (i) any breach of, or failure to comply with, prior to the Closing, any representation, warranty, covenant or obligation in any such Transferred Contract, (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure, or (iii) any indemnification claim relating to any of the matters set forth in clauses (i) or (ii) of this Section 2.2 and (b) unless such liability is specifically retained under Section 2.4, all obligations of the Transferors with respect to Current Liabilities set forth on the Closing Statement.

2.3          Excluded Assets.  Notwithstanding anything to the contrary herein, the following assets (the “Excluded Assets”) shall be excluded from the Transferred Assets and retained by the Transferor Parties:

(a)           all cash, cash equivalents and marketable securities of each Transferor on hand or on deposit with any financial institution;

(b)           any bank or brokerage accounts of each Transferor;

(c)           all prepaid Taxes and other expenses included on Schedule 2.3(c), and any tax refunds relating to periods prior to Closing or any deferred tax assets;

(d)           original copies of all minute books, records, stock ledgers, Tax records and other materials each Transferor is required by law to retain;

(e)           all Contracts that are not Transferred Contracts, including those Contracts set forth on Schedule 2.3(e);

(f)            all assets of the Transferors which are not used in the Business listed on Schedule 2.3(f);

(g)           all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Excluded Assets or Retained Liabilities;

(h)           all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Excluded Assets or the Retained Liabilities;

(i)            all ownership and other rights with respect to any Pension Plan, Welfare Plan and Compensation Program of the Transferors; and

(j)            payments made and to be made to the Transferor Parties and other rights of the Transferor Parties under this Agreement.

2.4          Retained Liabilities.  Notwithstanding any other provision of this Agreement or any of the other Transaction Documents or any other writing to the contrary, and regardless of any information disclosed to the Acquiring Parties or any of their respective Affiliates or representatives, neither Acquiror nor any Affiliates of Acquiror assumes, and Acquiror and Affiliates of Acquiror shall not at any time hereafter (including on or after the Closing) become liable or responsible for, any Liabilities of any of the Transferor Parties other than the Assumed Liabilities (such unassumed Liabilities, the “Retained Liabilities”).  The Transferors shall remain bound by and liable and responsible for, and shall retain, pay, perform and discharge when due, all Retained Liabilities.

2.5          Consideration. Upon the terms and subject to the conditions contained in this Agreement, as consideration for the sale, transfer, assignment, conveyance and delivery of the Transferred Assets and in full payment therefor, the Acquiring Parties shall pay or cause to be paid to Nightlife: (i) $13,491,200 in cash by wire transfer to an account designated by Nightlife at least one (1) Business Day prior to Closing (the “Cash Payment”), (ii) 674,560 shares of Parent Common Stock (the “Stock Consideration”), (iii) a 20% non-dilutable membership interest in Acquiror (the “Nightlife Interest”), (iv) the Earn-Out Payment (as defined below), if any, and (v) Parent shall assume the Assumed Liabilities as provided in Section 2.2 (together, the “Consideration”).

2.6          Tax Treatment; Allocation of Consideration.

(a)           Tax Treatment. The Parties agree that all Consideration pursuant to Sections 2.5(i), (ii), (iv) and (v) shall be treated as consideration for an undivided 80% interest in the Transferred Assets and not characterized in any other manner (except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code as if such provision applies in the relevant jurisdiction).  The Parties further agree that (i) such 80% undivided interest in the Transferred Assets shall be deemed contributed by the Transferors to Parent and then further contributed by Parent to Acquiror in exchange for a membership interest in Acquiror as set forth in the Amended and Restated LLC Operating Agreement, and (ii) the remaining 20% undivided interest in the Transferred Assets shall be deemed contributed by the Transferors to Acquiror in exchange for a membership interest in Acquiror as set forth in the Amended and Restated LLC Operating Agreement.  For purposes of recognizing gain or loss on the undivided 80% interest in the Transferred Assets, each of the Transferred Assets shall be considered transferred separately in exchange for a portion of each of the above categories of Consideration received, and the fair market value of each category of such Consideration shall be separately allocated to each of the Transferred Assets in proportion to the relative fair market values of each of the Transferred Assets.

(b)           Basis Allocation.  The Parties agree that any portion of the Consideration that results in an increase in the basis of the Transferred Assets in the hands of Acquiror over the amount of such basis in the hands of the applicable Transferor shall be allocated among the Transferred Assets in proportion to the amounts by which their values exceed such Transferor’s bases in such assets immediately prior to the transfer (the “Allocation”).  Within sixty (60) days after the Closing, Acquiror shall provide the applicable Transferor with a proposed Allocation for such Transferor’s review and comment.  If such Transferor does not provide any comments to Acquiror in writing within ten (10) Business Days following delivery by Acquiror of the proposed Allocation, then the Allocation proposed by Acquiror shall be deemed to be final and binding absent manifest error.  If, however, such Transferor submits comments to Acquiror within such ten (10) Business Day period, Acquiror and such Transferor shall negotiate in good faith to resolve any differences within ten (10) Business Days.  If such Transferor and Acquiror are unable to reach a resolution within such ten (10) Business Day period, then all remaining disputed items shall be submitted for resolution by an Accounting Firm, which shall make a final determination as to the disputed items within twenty (20) Business Days after such submission, and such determination shall be final, binding and conclusive on such Transferor and Acquiror.  The fees and disbursements of the Accounting Firm shall be shared equally between the applicable Transferor and Acquiror.  Any subsequent adjustments to the sum of the Consideration shall be reflected in the Allocation in a manner consistent with the above procedure.  For all Tax purposes, Acquiror and the Transferors agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.  Each of Acquiror and the Transferors agrees that, with respect to the transfer by the Transferor Parties to Parent of the undivided 80% interest in the Transferred Assets, it will file with its Tax Return for the year in which the Closing occurs the statement required by Treasury Regulation 1.351-3(a) or 1.351-3(b), as applicable.

2.7          Withholding Rights.

(a)           Each of the Acquiring Parties shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to Nightlife such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, and to pay the same to any U.S. federal, state, local or foreign Governmental Authority as required by Applicable Law.  To the extent that amounts are so withheld and paid by the Acquiring Parties, such amounts shall be treated for all purposes of this Agreement as having been paid as Consideration to Nightlife in respect of which such deduction or withholding and payment was made.

(b)           If any of the Acquiring Parties are required to make any payment to a Governmental Authority in respect of a withholding obligation arising out of the payment of the Consideration to Nightlife and the Cash Payment portion of the Consideration payable with respect to Nightlife is not sufficient to make such payment, then Nightlife shall provide to such Acquiring Party, on demand, the amount of the shortfall, and such Acquiring Party shall pay such amount to the Governmental Authority.

(c)           Nightlife agrees to furnish each of the Acquiring Parties with such representations and forms as it shall reasonably request to assist it in determining the extent of, and in fulfilling, any obligations it may have to withhold and pay over amounts to any Governmental Authority and/or to file any Tax Returns or information returns with respect to the payment of the Consideration to Nightlife or the payment of any Taxes to any Governmental Authority in respect of Nightlife arising in connection with this Agreement.

(d)           The Transferor Parties agree, jointly and severally, to indemnify and hold harmless the Acquiring Parties and their respective officers, directors, employees and agents, from and against any liability with respect to Taxes, interest or penalties which may be asserted by reason of (i) the failure to deduct and withhold Tax on the Consideration payable to Nightlife or (ii) the failure to file any Tax or information returns with respect to Nightlife due in connection with this Agreement, unless such failure described in either phrase (i) or (ii) of this sentence was attributable to the fraud, gross negligence or willful misconduct of the Acquiring Parties or any of their respective officers, directors, employees, agents or Affiliates.  Notwithstanding the foregoing, to the extent the Acquiring Parties fail to deduct and withhold Tax on the Consideration payable to Nightlife, Nightlife shall remain liable for payment of such Tax.

2.8          Earn-Out.  Following the Closing Date, Parent agrees to make an additional payment to Nightlife (the “Earn-Out Payment”) upon the terms and subject to the conditions of this Section 2.8, for the one-year period commencing on the Closing Date (the “Earn-Out Period”), which Earn-Out Payment, if any, will be paid to Nightlife in accordance with Section 2.8(d) below.

(a)           Earn-Out Payment Amount.

(i)            If Acquiror’s EBITDA for the Earn-Out Period equals or exceeds the EBITDA Target, the Earn-Out Payment shall be equal to the product of (A) $5,059,200 and (B) the quotient of (x) the Acquiror’s EBITDA for the Earn-Out Period divided by (y) the EBITDA Target, payable as set forth in Section 2.8(d).

(ii)           If Acquiror’s EBITDA for the Earn-Out Period is less than the EBITDA Target but exceeds $3,372,000, the Earn-Out Payment shall be equal to the product of (A) $4,216,000 and (B) the quotient of (x) the amount by which Acquiror’s EBITDA for the Earn-Out Period exceeds $3,372,000 divided by (y) $1,898,000.

(iii)          If Acquiror’s EBITDA for the Earn-Out Period is equal to or less than $3,372,000, no Earn-Out Payment shall be due or payable to Nightlife.

(iv)          The parties acknowledge and agree that the economic benefit to Transferors in respect of the sale and purchase of the Business is based on the economic assumption that any gains to the owners of the Transferors in respect of the sale of the Business will be taxed at the long-term capital gains tax rates in effect as of the date of this Agreement (the “2012 Rates” i.e., a Federal tax rate of 15% and a New Jersey tax rate of 8.97%, or a total of 23.97%).  Therefore, the amount of the Earn Out Payment Amount and the Call/Put Consideration (as defined below) (each a, “Future Payment”) shall be increased (but not decreased) by applying the following formula: (x) (the Future Payment times 0.7603) divided by (1 minus the tax rate applicable to such Future Payment using the methodology as was used in computing the 2012 Rates (as if a Transferor received the entire Future Payment) at the time it is included in the gross income of a Transferor).

(b)           Earn-Out Statement.  Within ninety (90) days after the end of the Earn-Out Period, Parent shall calculate Acquiror’s EBITDA for the Earn-Out Period and shall deliver to Nightlife a report setting forth in reasonable detail the amount of Acquiror’s EBITDA for the Earn-Out Period. The written report delivered to Nightlife shall be accompanied by documentation appropriate to support the calculation of Acquiror’s EBITDA for the Earn-Out Period, which shall include a statement by the Chief Financial Officer of Parent that the calculation was made in accordance with the terms of this Agreement.  The written report and the accompanying back-up documentation for the Earn-Out Period are collectively referred to herein as the “Earn-Out Statement”.  The Earn-Out Statement shall be used for purposes of determining whether the Earn-Out Payment is to be made to Nightlife in accordance with Section 2.8(a) above.

(c)           Disputed Earn-Out Statement.  The Earn-Out Statement for the Earn-Out Period shall be final, binding and conclusive unless Nightlife notifies Parent in writing of any disagreement therewith (an “Earn-Out Objection Notice”) within twenty (20) Business Days after its receipt thereof, specifying (i) those items as to which there is disagreement and (ii) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement.  If Nightlife delivers an Earn-Out Objection Notice within such period, then for a period of thirty (30) Business Days from the date of delivery of the Earn-Out Objection Notice, Parent shall afford Nightlife and its agents or other representatives with reasonable access during normal business hours to the books and records of Acquiror and Parent so as to enable its review of the Earn-Out Statement.  Nightlife and Parent shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.  If Nightlife and Parent are unable to resolve all disputes reflected in the Earn-Out Objection Notice within thirty (30) Business Days after the date of delivery of the Earn-Out Objection Notice (or such longer period as Parent and Nightlife may mutually agree upon), then Nightlife and Parent shall request the Accounting Firm to resolve any remaining disagreements.  Parent and Nightlife shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within forty five (45) Business Days of accepting its selection.  The determination by the Accounting Firm shall be final, binding and conclusive on the Parties and shall not be appealable.  Nightlife and Parent shall deliver to the Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Accounting Firm to the extent available to Nightlife, Parent and their respective agents or other representatives.  Nightlife and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of agents or other representatives of Nightlife and Parent.  The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm.  Upon resolution by the Accounting Firm to its satisfaction of all such disputed matters, the Accounting Firm shall cause to be prepared and shall deliver to Nightlife and Parent a final Earn-Out Statement setting forth Acquiror’s EBITDA for the Earn-Out Period, and the date of such delivery by the Accounting Firm shall be deemed the date on which the Earn-Out Statement and Acquiror’s EBITDA for the Earn-Out Period shall become final, binding and conclusive.  The fees and expenses of the Accounting Firm shall be borne by Parent.

(d)           Parent shall pay to Nightlife the Earn-Out Payment due and payable in accordance with Section 2.8(a), if any, as follows:

(i)            Parent shall pay to Nightlife, on or before the fifth (5th) Business Day following the date that the Earn-Out Statement in respect of the Earn-Out Period becomes final, binding and conclusive in accordance with Section 2.8(c) above (the date on which such payment is made being referred to as the “Earn-Out Period Payment Date”), the Earn-Out Payment (if such Earn-Out Payment shall become due and payable to Nightlife under the terms of Section 2.8(a)).  Such Earn-Out Payment, if any, shall be payable as follows: (A) eighty percent (80%) in cash and (B) the remainder paid in restricted (within the meaning of Rule 144 under the Securities Act) shares of Parent Common Stock (the “Stock Earn-Out Payment”), subject however, to the rights granted to Nightlife under the Registration Rights Agreement.  For purposes of determining the aggregate number of shares of Parent Common Stock to be issued as the Stock Earn-Out Payment (the “Earn-Out Shares”), if any, such number of Earn-Out Shares shall be equal to (x) twenty percent (20%) of the Earn-Out Payment divided by (y) the Earn-Out Average Per Share Price.  The cash portion of such Earn-Out Payment, if any, shall be paid by wire transfer of immediately available funds to an account designated by Nightlife prior to the Earn-Out Period Payment Date.

(ii)           Notwithstanding anything in this Agreement to the contrary, the Earn-Out Payment for the Earn-Out Period, if any, shall constitute part of the Consideration for the contribution, sale, transfer, assignment, conveyance and delivery of the Transferred Assets under this Agreement, and shall not be construed as consideration for the services of the Members in their respective capacities as an employee, consultant or officer of Parent or any of its Affiliates.

(e)           Operation of the Business.  During the Earn-Out Period, Parent shall operate the Business in good faith and shall not take any actions the primary purpose of which is to avoid making the Earn-Out Payment to Nightlife.  Except as expressly provided in the immediately preceding sentence, from and after the Closing Date, Parent may operate the Business in its sole discretion without restriction.

2.9          Call/Put For Nightlife’s 20% Interest in Acquiror.

(a)           Nightlife hereby irrevocably grants to Parent a call option, and Parent hereby irrevocably grants to Nightlife a put right, in each case, exercisable at any time during the period from and including January 1, 2015 through and including June 30, 2015 (the “Call/Put Period”) to acquire or cause Parent to acquire, as the case may be, from Nightlife the Nightlife Interest (for purposes of this Section 2.9, the Nightlife Interest shall be referred to as the “Call/Put Interest,” and the date on which either such call option or such put right is exercised being referred to as the “Call/Put Exercise Date”), in each case, upon the terms set forth in this Section 2.9.  The Call/Put Period may be extended only by mutual consent of Parent and Nightlife.

(b)           Upon exercise of the call option or the put right set forth in Section 2.9(a), as consideration for the sale, transfer, assignment, conveyance and delivery of the Call/Put Interest and in full payment therefor, Parent shall pay or cause to be paid to Nightlife an amount (the “Call/Put Consideration”) equal to twenty percent (20%) of the product of (i) Acquiror’s EBITDA for fiscal year 2014 and (ii) six (6), subject to the potential increase in such amount as contemplated by Section 2.8(a)(iv) above.

(c)           The Call/Put Consideration shall be paid to Nightlife within sixty (60) days following the Call/Put Exercise Date and shall be payable eighty percent (80%) in cash and the remaining twenty percent (20%) of the Call/Put Consideration shall be paid, to the extent not otherwise covered by an effective registration statement, in the form of restricted (within the meaning of Rule 144 under the Securities Act) shares of Parent Common Stock, subject however to the rights granted under the Registration Rights Agreement.  For purposes of determining the aggregate number of shares of Parent Common Stock to be issued as the stock portion of the Call/Put Consideration (the “Call/Put Shares”), such number of Call/Put Shares shall be equal to (x) the dollar amount of such Call/Put Consideration to be paid in shares of Parent Common Stock divided by (y) the Call/Put Average Per Share Price.  The cash portion of the Call/Put Consideration shall be paid by wire transfer of immediately available funds to an account designated by Nightlife.

(d)           Call/Put Consideration Statement.  Within sixty (60) days after the end of Acquiror’s fiscal year 2014, Parent shall calculate Acquiror’s EBITDA for fiscal year 2014 and shall deliver to Nightlife a report setting forth in reasonable detail the amount of Acquiror’s EBITDA for fiscal year 2014.  The written report delivered to Nightlife shall be accompanied by documentation appropriate to support the calculation of Acquiror’s EBITDA for fiscal year 2014, which shall include a statement by the Chief Financial Officer of Parent that the calculation was made in accordance with the terms of this Agreement.  The written report and the accompanying back-up documentation for fiscal year 2014 are collectively referred to herein as the “Call/Put Consideration Statement”.  The Call/Put Consideration Statement shall be used for purposes of calculating the amount of the Call/Put Consideration in accordance with Section 2.9(b).

(e)           Disputed Call/Put Consideration Statement.  The Call/Put Consideration Statement for fiscal year 2014 shall be final, binding and conclusive unless Nightlife notifies Parent in writing of any disagreement therewith (an “Call/Put Consideration Objection Notice”) within twenty (20) Business Days after its receipt thereof, specifying (i) those items as to which there is disagreement and (ii) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement.  If Nightlife delivers an Call/Put Consideration Objection Notice within such period, then for a period of thirty (30) Business Days from the date of delivery of the Call/Put Consideration Objection Notice, Parent shall afford Nightlife and its agents or other representatives with reasonable access during normal business hours to the books and records of Parent so as to enable its review of the Call/Put Consideration Statement.  Nightlife and Parent shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.  If Nightlife and Parent are unable to resolve all disputes reflected in the Call/Put Consideration Objection Notice within thirty (30) Business Days after the date of delivery of the Call/Put Consideration Objection Notice (or such longer period as Parent and Nightlife may mutually agree upon), then Nightlife and Parent shall request the Accounting Firm to resolve any remaining disagreements.  Parent and Nightlife shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within forty five (45) Business Days of accepting its selection.  The determination by the Accounting Firm shall be final, binding and conclusive on the Parties and shall not be appealable.  Nightlife and Parent shall deliver to the Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Accounting Firm to the extent available to Nightlife, Parent and their respective agents or other representatives.  Nightlife and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of agents or other representatives of Nightlife and Parent.  The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm.  Upon resolution by the Accounting Firm to its satisfaction of all such disputed matters, the Accounting Firm shall cause to be prepared and shall deliver to Nightlife and Parent a final Call/Put Consideration Statement setting forth Acquiror’s EBITDA for fiscal year 2014, and the date of such delivery by the Accounting Firm shall be deemed the date on which the Call/Put Consideration Statement and Acquiror’s EBITDA for fiscal year 2014 shall become final, binding and conclusive.  The fees and expenses of the Accounting Firm shall be borne by Parent.

2.10        Pre-Closing and Post-Closing Adjustment of Consideration.  The Consideration shall be subject to adjustment at and after the Closing as specified in this Section 2.10:

(a)           Pre-Closing Statement.  Not fewer than three (3) Business Days prior to the anticipated Closing Date, (i) the Transferors shall deliver to Parent a certificate (the “Pre-Closing Statement”) setting forth the Transferors’ good faith estimates of the Net Working Capital and the amount, if any, by which the estimated Net Working Capital set forth in the Pre-Closing Statement is less than One Hundred Thousand Dollars ($100,000) (the “Adjustment Amount”), in each case, determined in accordance with the Balance Sheet Rules, together with supporting documentation for such estimates and any additional information reasonably requested by Parent.  The Pre-Closing Statement shall be prepared in consultation with Parent and shall be reasonably acceptable to Parent.  If the estimated Net Working Capital set forth in the Pre-Closing Statement is less than One Hundred Thousand Dollars ($100,000) then the Consideration payable by Parent to the Transferors shall be reduced by an amount equal to the Adjustment Amount; if the estimated Net Working Capital set forth in the Pre-Closing Statement is more than One Hundred Thousand Dollars ($100,000), then the Consideration payable by Parent to the Transferors shall be increased by an amount equal to the Adjustment Amount.  Any downward or upward adjustment to the  Consideration under this Section 2.10(a) shall be effected, at the election of Parent in its sole discretion, as follows:  (x)  Parent shall deduct or increase, as applicable an amount in cash equal to the Adjustment Amount from the Cash Payment, (y) Parent shall cancel in the manner set forth in Section 9.9 or issue, as applicable, a number of fully paid non-assessable shares of Parent Common Stock equal to the Adjustment Amount divided by the Per Share Price or (z) the obligations under this Section 2.10(a) shall be satisfied using a combination of a reduction or increase, as applicable to the Cash Payment under (x) and a cancellation or issuance, as applicable, of Parent Common Stock under (y).

(b)           Closing Statement.  Within 90 days following the Closing Date, Parent shall prepare and deliver to the Transferors a certificate (the “Closing Statement”) setting forth Parent’s determination of Net Working Capital and the Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules.  Following delivery of the Closing Statement, Parent shall provide the Transferors with any supporting documentation for the Closing Statement that the Transferors may reasonably request.

(c)           Dispute Resolution.  Within 30 days after the Transferors’ receipt of the Closing Statement, the Transferors shall deliver to Parent a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”), which objections shall be in reasonable detail describing the nature and amount of the disagreement(s) asserted.  If the Transferors do not deliver an Objections Statement within such 30-day period, then the Closing Statement shall become final and binding upon all parties.  If the Transferors do deliver an Objections Statement within such 30-day period, then the Transferors and Parent shall negotiate in good faith for 15 days following Parent’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”).  After such 15-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties.  If Parent and the Transferors are unable to resolve all objections during such 15-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by an Accounting Firm.  The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment (or such longer period as the Parent and the Transferors may agree).  The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Parent and the Transferors, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(d)           Fees and Expenses of Accounting Firm.  The fees, costs and expenses of the Accounting Firm shall be borne by either Parent or the Transferors as follows:  (i) if the Accounting Firm determines that the Final Adjustment Amount is more than two percent (2%) greater or lower than the Adjustment Amount determined by Parent, then Parent shall bear the fees, costs and expenses of the Accounting Firm, and (ii) if the Accounting Firm determines that the Final Adjustment Amount is less than two percent (2%) greater or lower than the Adjustment Amount determined by Parent, then the Transferors shall bear the fees, costs and expenses of the Accounting Firm through the payment of such fees, costs and expenses by Parent.

(e)           Final Adjustment Amount.  As used herein, “Final Adjustment Amount” means (i) if the Transferors fail to deliver an Objections Statement in accordance with Section 2.10(c), the Adjustment Amount as set forth in the Closing Statement, or (ii) if the Adjustment Amount set forth in the Closing Statement is resolved by resolution of Parent and the Transferors or by submission of any remaining Disputes to the Accounting Firm, as contemplated by Section 2.10(c), the Adjustment Amount as so resolved.  If the Final Adjustment Amount exceeds the Adjustment Amount set forth in the Pre-Closing Statement, then the Consideration payable by Parent to the Transferor shall be reduced by an amount equal to the difference (the “Difference”) between the Final Adjustment Amount and the Adjustment Amount; if the Final Adjustment Amount is less than the Adjustment Amount set forth in the Pre-Closing Statement, then the Consideration payable by Parent to the Transferor shall be increased by an amount equal to the Difference.  Any downward or upward adjustment to the Consideration under this Section 2.10(e) shall be effected, at the election of Parent in its sole discretion, as follows: (x) the Transferor Parties or Parent, as applicable, shall promptly, but in no event later than five (5) Business Days following determination of the Final Adjustment Amount in accordance with this Section 2.10, pay to Parent or the Transferor Parties, as applicable, an amount in cash equal to the Difference, (y) Parent shall cancel, in the manner set forth in Section 9.9 or issue, as applicable, a number of fully paid non-assessable shares of Parent Common Stock equal to the Difference divided by the Per Share Price or (z) the obligations under this Section 2.10(e) shall be satisfied using a combination of a cash payment under (x) and a cancellation or issuance, as applicable, of Parent Common Stock under (y).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR PARTIES

As an inducement to the Acquiring Parties to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth on the Transferors’ disclosure schedule attached hereto and incorporated herein, comprising schedules numbered according to the sections of this Article 3 and as specifically set forth herein (the “Transferor’s Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Transferor’s Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, the Transferors, jointly and severally  make the following representations and warranties to the Acquiring Parties, as of the date of this Agreement (except if another date is specified in the representation or warranty).

3.1          Limited Liability Company Existence.  Each Transferor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of which it was organized, each with requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.  Each Transferor is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect with respect to such Transferor.  Copies of the certificate of formation and operating agreement of each Transferor, and all amendments thereto, heretofore delivered to Parent (the “Transferor Organization Documents”) are accurate and complete as of the date hereof.

3.2          Authorization.  Each Transferor has all requisite limited liability company power and authority, and has taken all limited liability company action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which such Transferor is party and to perform its obligations hereunder and thereunder.  Each Member has the right, power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Transaction Documents to which such Member is a party, to consummate the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder.  The execution and delivery by each Transferor of this Agreement and the Transaction Documents to which it is a party, and the consummation by each Transferor of the transactions contemplated hereby and thereby, have been duly authorized and approved by each Member.  No other limited liability company proceedings on the part of any Transferor are necessary to authorize this Agreement and the Transaction Documents to which each Transferor is a party and the transactions contemplated hereby and thereby.  This Agreement and the Transaction Documents to which each Transferor is a party have been duly executed and delivered by such Transferor and are the legal, valid and binding obligations of such Transferor enforceable against such Transferor in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.  This Agreement and the Transaction Documents to which each Member is a party have been duly executed and delivered by such Member and are the legal, valid and binding obligations of such Member enforceable against such Member in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

3.3          Capital Structure.  The capitalization of each Transferor consists of the issued and outstanding limited liability company interests or units, membership interests or equivalent ownership interests in such Transferor (collectively, the “Transferor Interests”), that have the rights, preferences, privileges and restrictions set forth in the Transferor Organization Documents and Applicable Law.  The Members are the record and beneficial owner of one hundred percent (100%) of the Transferor Interests of Nightlife, free and clear of any Liens.  Nightlife is the record and beneficial owner of one hundred percent (100%) of the Transferor Interests of MMG, Punta Cana and US Nightlife.  All of the Transferor Interests are uncertificated.  All Transferor Interests have been duly authorized and validly issued in compliance with Applicable Laws.  Other than Transferor Interests held by the Members and Nightlife, there are no other Transferor Interests or other limited liability company interests or units, membership interests or equivalent ownership interests in any Transferor outstanding.  Set forth on Schedule 3.3 are all options, warrants and other securities of each Transferor that are exercisable for or convertible into any Transferor Interests.

3.4          Governmental Authorization.  Except as set forth on Schedule 3.4, the execution, delivery and performance by each of the Transferor Parties of this Agreement and the Transaction Documents to which he or it is a party requires no Governmental Authorization from any Governmental Authority other than (a) any Governmental Authorizations otherwise expressly referred to in this Agreement or any schedule hereto; (b) any filings required to be made by any of the Acquiring Parties in accordance with Applicable Law; (c) notice filings that are not material to the Business; and (d) Governmental Authorizations required by Governmental Authorities outside of the U.S. to effectuate or record the transfer of any Transferred Assets.

3.5          Non-Contravention.  The execution, delivery and performance by each of the Transferor Parties of this Agreement and the Transaction Documents does not and will not (a) contravene or conflict with the Transferor Organization Documents, true and correct copies of which have been delivered to Parent by each Transferor (b) to Transferors’ Knowledge, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon any of the Transferor Parties, the Business or any of the Transferred Assets; (c) result in the creation or imposition of any Lien on any of the Transferred Assets; or (d) materially contravene, conflict with or constitute a material violation or breach of any agreement to which any of the Transferor Parties is a party or by which any of the Transferor Parties has any obligation to third parties pursuant to any Transferred Contracts.

3.6          Ownership and Absence of Liens. The Transferors are the sole owners of all of the Transferred Assets, free and clear of any Liens.  To Transferor’s Knowledge, no third party has made any claim or assertion challenging any Transferor’s sole and exclusive ownership of all right, title and interest in and to the Transferred Assets, free and clear of all Liens.  The tangible Transferred Assets are in normal operating condition and free from any significant defects, ordinary wear and tear excepted, and have been properly serviced and maintained by the Transferors.  To Transferor’s Knowledge, no third party has made any claim or assertion challenging the Members’ or Transferors’ sole and exclusive ownership of all right, title and interest in and to the Transferor Interests and any options, warrants and other securities of any Transferor that are exercisable for or convertible into Transferor Interests, free and clear of all Liens.

3.7          Sufficiency of the Transferred Assets.  Upon consummation of the transactions contemplated by this Agreement (including, without limitation, payment of the Cash Payment and the Stock Consideration), the Transferor Parties will have sold, assigned, transferred and conveyed to Acquiror the Transferred Assets, free and clear of all Liens.  Except as noted on Schedule 3.7, the Transferred Assets comprise all of the assets utilized by the Transferors in the Business and will enable Acquiror to conduct the Business in the manner that the Transferors have conducted the Business during the period ended September 30, 2012.  Without limiting the foregoing, the Transferred Assets are all assets (other than personnel) necessary for Acquiror to fulfill the obligations under the Transferred Contracts, and are all operating assets of the Transferors used in the Business.  No assets necessary for or related to the conduct of the Business are owned or used by any Person other than the Transferors.

3.8          Litigation.  Except as set forth on Schedule 3.8, there are no Actions that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of Transferor, threatened, nor have any of the Transferor Parties received any correspondence regarding any such pending or threatened Actions, with respect to any of the Transferor Parties that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing Actions, orders, judgments or decrees against or binding upon any of the Transferor Parties or any of the Transferred Assets, or that would prevent the performance by any of the Transferor Parties of the transactions contemplated by this Agreement.

3.9          Contracts.

(a)           The Transferor Parties have provided Parent with true, correct and complete copies of all Transferred Contracts.  Each of the Transferred Contracts is valid and effective in accordance with its terms, and is binding and enforceable against the Transferor party thereto and, to the Transferor’s Knowledge, against each other party thereto and in full force and effect, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.  The Transferors and, to the Transferor’s Knowledge, the other parties to the Transferred Contracts have performed, in all material respects, all of their respective obligations required to be performed under the Transferred Contracts.  Except as set forth on Schedule 3.9 hereto, there is not under any of such Transferred Contracts (i) any existing or claimed default by any of the Transferor Parties or event which, with the notice or lapse in time, or both, would constitute a default by such Transferor Party or (ii) to the Knowledge of Transferor, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party.  There is no actual or, to the Knowledge of Transferor, threatened termination, cancellation or limitation of any of the Transferred Contracts.  To the Knowledge of Transferor, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Transferred Contracts.

(b)           The Transferred Contracts constitute all Contracts relating to the Business.

(c)           Except as set forth on Schedule 3.9 hereto, the Transferred Contracts, respectively, do not contain provisions relating to any of the following matters:

(i)            any covenant not to compete or confidentiality agreement of any of the Transferor Parties or for the benefit of another Person;

(ii)           any arrangement limiting the freedom of any of the Transferor Parties to conduct the Business in any manner or use the Transferred Assets in any manner;

(iii)          any agreement restricting transfer or sale by the Transferor Parties of the Transferor IP or the other Transferred Assets; and

(iv)          any rights granted to, or retained by, any Affiliate of any of the Transferor Parties or any member, manager, officer or employee of any Transferor.

3.10        Permits; No Required Consents.  Schedule 2.1(i) sets forth all Governmental Authorizations of all Governmental Authorities, necessary for the operation of the Transferred Assets and the Business in substantially the same manner as currently operated by the Transferors.  No Governmental Authorization of any Governmental Authorities are required to manufacture, use, sell or otherwise exploit the Transferred Assets consistent with the manner in which the Transferred Assets are or have been manufactured, used, sold or otherwise exploited by the Transferors.  Schedule 3.10 sets forth the Required Consents that must be obtained prior to the Closing Date.  Except as set forth in Schedules 2.1(i) and 3.10, no consents are required for the Transferor Parties to sell the Transferred Assets.

3.11        Compliance with Applicable Laws.  Except as set forth on Schedule 3.11, to the Knowledge of the Transferors, none of the Transferor Parties is in violation of any Applicable Law or any order, writ, injunction or decree of any Governmental Authority applicable to the Transferred Assets or the Business.  All documentation, correspondence, reports, data, analysis and certifications relating to or regarding the Transferred Assets filed or delivered (or, if amended, as of the date for which such amendment speaks) by or on its behalf to any Governmental Authority were true and accurate when so filed or delivered and remain, to the extent required by any Applicable Laws.

3.12        Intellectual Property.

(a)           Schedule 3.12(a) sets forth an accurate and complete list, as of the date hereof, of all Transferor IP and IT Assets.   The Transferors are the exclusive owners of the

entire and unencumbered right, title and interest in and to, all Transferor IP and IT Assets purported to be owned by the Transferors, and the Transferors have a valid right to use all Transferor IP and IT Assets in the ordinary course of the Business as currently conducted or as contemplated to be conducted free and clear of any and all Liens.  The consummation of the transactions contemplated under the Transaction Documents will not alter, impair, or extinguish any Transferor IP.

(b)           Except as set forth on Schedule 3.12(b), the Transferors have taken all commercially reasonable actions to maintain and protect their rights in the Transferor IP including, without limitation, by maintaining the confidentiality of its related Trade Secrets.  All Persons (including, without limitation present and former employees and independent contractors of any Transferor) who have developed any Transferor IP have executed and delivered to the applicable Transferor a valid and enforceable agreement providing for an assignment to such Transferor with respect to such Person’s rights in any Transferor IP.  All Persons who have worked for a Transferor, whether as employees or independent contractors, in developing the Business or who had access to Transferor IP, also have executed and delivered to such Transferor a valid and enforceable agreement providing for the nondisclosure by such Person of any confidential information of such Transferor.  All of such agreements are listed in Schedule 3.12(b) and copies thereof have been delivered to Parent.  All such agreements are and will continue to be in effect after the Closing and, to the Knowledge of Transferor, there have been no breaches of such agreements or of any of the Transferors’ security measures or unauthorized access to the Transferor IP.  At no time during the conception or reduction to practice of any Transferor IP was any developer, inventor or other contributor to such Transferor IP operating directly or indirectly under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any third Person that could adversely affect the rights of any Transferor, and upon the Closing, Acquiror to such Transferor IP.

(c)           To the Knowledge of Transferor, all of the Transferor IP is valid, enforceable and subsisting.  No Transferor has received any notice or claim challenging or questioning the ownership, validity or enforceability of any Transferor IP. The Transferor IP is not subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Transferor IP or that would impair the validity or enforceability of such Transferor IP.  Each Transferor has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the registered and applied for Intellectual Property listed on Schedule 3.12(a) (the “Transferor Registered IP”), and all documents, assignments, recordations and certificates necessary to be filed by such Transferor to demonstrate its ownership of the Transferor Registered IP and/or maintain the effectiveness of the Transferor Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, so that no item required to be listed in Schedule 3.12(a), has lapsed, expired or been abandoned or canceled other than in the ordinary course of the such Transferor’s business.  Except as set forth on Schedule 3.12(c), none of the Transferor Registered IP requires any maintenance fees to be paid, affidavit of use to be filed or Taxes or actions falling due within six (6) months after the Closing.

(d)           To the Knowledge of Transferor, neither the Transferor IP nor the conduct by the Transferors of the Business as currently conducted or contemplated to be conducted conflicts with, infringes, misappropriates or dilutes any intellectual property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third Person.  No Transferor has received any notice or claim asserting or suggesting that any such infringement, misappropriation or dilution may be occurring or has occurred (including, without limitation, offers to license), nor, to Transferor’s Knowledge, is there any basis therefor.  To Transferor’s Knowledge, no third party is misappropriating, infringing or diluting any Transferor IP.

(e)           [Intentionally omitted].

(f)            The Transferors have provided Acquiror complete and accurate copies of all Intellectual Property Embodiments and Documentation, if any.

(g)           In connection with the Business, to Transferor’s Knowledge, the activities of each Transferor’s current and past managers, members, employees, officers and contractors in connection with their employment or contractual or other relationship with such Transferor did not and do not violate any agreements or arrangements that any such employees or consultants had or have with any former employer or any other Person.  No litigation (or other proceeding in or before any Governmental Authority or arbitral body) charging any Transferor with infringement or unauthorized or unlawful use of any Transferor IP, or alleging that any services provided by, processes used by, or products manufactured or sold by any Transferor infringe or misappropriate any Intellectual Property right of any third party, is pending, or to Transferor’s Knowledge, threatened; nor, to Transferor’s Knowledge, is there any reasonable basis for any such litigation or proceeding.

(h)           Schedule 3.12(h)(1) identifies all licenses and other agreements currently in effect pursuant to which each Transferor has licensed, distributed or otherwise granted any rights to any third party with respect to any Transferor IP.  No Transferor has given any party an indemnity in connection with the Transferor IP.  Schedule 3.12(h)(2) identifies all licenses and other agreements currently in effect pursuant to which a third party has licensed, distributed or otherwise granted to any Transferor any rights to such third party’s Intellectual Property, Intellectual Property Embodiments and Documentation, Domain Names or Software that are used in connection with the Business (the foregoing constituting the “IP Agreements”). Except as set forth on Schedule 3.12(h)(3), the Transferor Parties are not obligated to pay any on-going license fees, royalties or any other amount to any other Person in connection with the IP Agreements, the operation of the Business, any license of the Transferor IP or any of the transactions contemplated hereunder, and have no liabilities thereunder.  Consummation of the transactions contemplated by this Agreement will not result in any increase of any fees with respect to any of the IP Agreements. Except as set forth on Schedule 3.12(h)(4), none of the parties to the Transferred Contracts have received, or have a right to receive, any discounts, special pricing or other benefits in connection with the Business other than those expressly set forth in the Transferred Contract entered into by such party.  No Transferor nor, to the Knowledge of Transferor, any other party to any IP Agreement, is in breach or default thereof, and each IP Agreement is fully valid and enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(i)            The IT Assets operate and perform in all material respects in accordance with their operation and performance prior to the date of this Agreement. Each Transferor has implemented reasonable controls to prevent the introduction and use of any devices that enable or assist any Person to access without authorization the IT Assets or otherwise significantly adversely affect such IT Assets’ functionality.  To the Knowledge of Transferor, no Person has gained unauthorized access to the IT Assets.

(j)            To the Knowledge of Transferor, each Transferor’s operation of any web sites used in connection with the Business, and content thereof and data processed, collected, stored or disseminated in connection therewith, do not violate any Applicable Laws, or any Person’s right of privacy or publicity.  Each Transferor (i) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate its web sites and to use its data and (ii) is operating its web sites and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses.  Each Transferor has posted a privacy policy governing such Transferor’s use of data, and disclaimers of liability on its web sites, and such Transferor has complied with such privacy policy in all material respects.  Each Transferor has taken all steps in accordance with normal industry practice to secure its web sites and data, and any portion thereof, from unauthorized access or use by any Person.

3.13        Advisory Fees.  There is no broker, finder, agent or other intermediary who has been retained by or is authorized to act on behalf of any of the Transferor Parties or their respective Affiliates and is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents. For the avoidance of doubt, no manager, member, employee or officer of any Transferor is considered to be a broker, finder, agent or other intermediary of such Transferor, even if they are acting as a finder for, or are planning to become employees of, an Acquiring Party.

3.14        Taxes.   Except as set forth on Schedule 3.14, each Transferor Party  has timely filed all Tax Returns required to be filed by such Transferor Party and all such Tax Returns have been true, correct, and complete in all material respects.  Except as set forth on Schedule 3.14, each Transferor Party has timely paid all Taxes imposed on such Transferor Party when the same have become due.  Except as set forth on Schedule 3.14, each Transferor Party has complied with all Applicable Laws relating to the withholding and collection of Tax with respect to the Business (including any withholding with respect to wages or other amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party), and has timely reported such amounts and paid them over to the applicable Governmental Authority.  Except as set forth on Schedule 3.14, there is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to any Transferor Party and, to the Knowledge of Transferor, no such claim, audit, examination or proceeding is threatened.  Except as set forth on Schedule 3.14, no claim has ever been made by a Governmental Authority in a jurisdiction where the Transferors do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  The Transferor Parties have complied in all material respects with all Applicable Laws with respect to the Business with respect to record retention of Tax records.  No Transferor has any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.  True and complete copies of the Tax Returns of each Transferor for each of the three fiscal years ended as of December 31, 2011, December 31, 2010 and December 31, 2009, and the related schedules and work papers have been delivered by such Transferor to Parent.

3.15        Financial Statements.  True and complete copies of (i) the audited balance sheets and the related statements of income and expenses, members’ equity, and cash flows of MMG for each of the two fiscal years ended as of December 31, 2011 and December 31, 2010, together with all related notes and schedules thereto, accompanied by the reports thereon of MMG’s accountants (the “MMG Audited Financial Statements”); (ii) the audited consolidated balance sheet and the related consolidated statements of income and expenses, stockholders’ equity, and cash flows of the Business for the quarterly period ended September 30, 2011; (iii) the unaudited consolidated balance sheet and the related consolidated statement of income and expenses, stockholders’ equity, and cash flows of the Business for the quarterly period ended September 30, 2012, which have been reviewed by SFX’s Accountants; and (iv) for each of 2012 and 2011, the unaudited year-to-date period ended on the last day of the full calendar month immediately preceding the Closing together with all related notes and schedules thereto accompanied by the reports thereon of Transferor’s accountants (the “Transferor Interim Financial Statements” and, together with the MMG Audited Financial Statements, the “Transferor Financial Statements”) have been delivered or will be delivered by Transferor to Parent.  The Transferor Financial Statements (A) were prepared in accordance with the books of account and other financial records of the Transferors, (B) present fairly the consolidated financial condition and results of operations of the Transferors as of the dates thereof or for the periods covered thereby, (C) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Transferors, except that the Transferor Financial Statements may not contain all footnotes required by GAAP and (D) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Transferors and the results of the operations of the Transferors as of the dates thereof or for the periods covered thereby.

3.16        Absence of Liabilities, Changes and Events.  Except as set forth on Schedule 3.16, since September 30, 2012, none of the Transferors have (a) incurred any debts, liabilities, claims against or obligations, and to Transferor’s Knowledge, there is no reasonable legal basis therefor, that may adversely affect any of the Transferor Parties’ ability to perform his or its obligations hereunder or under the other Transaction Documents or may adversely affect the ownership of the Transferred Assets or the use thereof by Acquiror in the manner currently used by the Transferors, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to liabilities on account of Taxes, other governmental charges, duties, penalties, interest or fines; (b) sold, assigned, transferred or licensed any tangible or intangible asset of any Transferor used in the operation of the Business other than in the Ordinary Course of Business; (c) modified or terminated any IP Agreements; (d) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of any Transferor who primarily perform services with respect to the Business other than in the Ordinary Course of Business; (e) agreed to take any action described in (a) through (d) above, or (f) had a Material Adverse Effect with respect to any Transferor.

3.17        Operation of the Business.  Except as set forth on Schedule 3.17, since September 30, 2012, the Transferor Parties and their respective Affiliates have conducted the Business,

including ownership and use of the Transferred Assets, only through the Transferors and not through any other divisions or any direct or indirect Subsidiary or Affiliate of any of the Transferor Parties.  Since September 30, 2012, the Transferors have operated the Business in the Ordinary Course of Business.  Except as set forth on Schedule 3.17, to the Knowledge of Transferor, as of the date hereof, there are no material adverse changes, modifications or amendments contemplated to be made to any of the Transferred Contracts or any of the Transferors’ existing, scheduled or planned revenue generating activities with respect to the Business.

3.18        Employment and Labor Matters.  Schedule 3.18 lists all employees of the Transferors who primarily perform services with respect to the Business (the “Designated Employees”).  Each Transferor has complied in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.  With respect to the Designated Employees:

(a)           except for routine government inquiries, examinations and inspections which the Transferors have no reason to believe are material, there are no charges, governmental audits, investigations, administrative proceedings or complaints, grievances or actions concerning the employment practices of any Transferor pending, nor has any of the Transferor Parties been notified of any such matter being threatened, before any Governmental Authority and, to the Knowledge of Transferor, no basis for any such matter exists;

(b)           No Transferor is a party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, nor are any such attempts now threatened;

(c)           No Transferor has experienced any organized slowdown, work interruption, strike, or work stoppage by any of its employees;

(d)           none of such employees have filed any complaints against any Transferor or any managers, members, officers or employees of any Transferor, or initiated any Actions against any of the Transferor Parties or been subject to any disciplinary actions by any Transferor;

(e)           No Transferor will incur any Liability to any such employee or, to the Knowledge of Transferors, violate any Applicable Laws respecting employment and employment practices as a result of the transactions contemplated by this Agreement; and

(f)            The Transferors have valid written documentation that each such employee is a U.S. resident or is authorized to work in the U.S. and has delivered such documentation to Acquiror.

3.19        Employee Benefit Matters.

(a)           A true, correct and complete list of the names, titles, base salaries, bonus information, date of hiring, sick and vacation leave that is accrued and unused and all other benefits of the Designated Employees as of the date hereof is included on Schedule 3.19.  To Transferor’s Knowledge, except as contemplated by this Agreement (i) it is not expected that any of the Designated Employees will be terminating employment with any Transferor prior to the Closing Date or will not commence employment with Acquiror as of the Closing Date,  (ii) to the Knowledge of Transferors,  none of the Designated Employees or former employees of any Transferor have violated any confidentiality agreement or covenant not to compete and (iii) to the Knowledge of Transferors, none of the Designated Employees have violated (A) any material Applicable Laws in the course of their employment with any Transferor, or (B) any material Transferors’ policies, in each case excepting such violations as would not be expected to have a Material Adverse Effect with respect to such Transferor.  All former or current employees (whether or not Designated Employees) which have or had information or access to information regarding the Transferred Assets have entered into a customary confidentiality and covenant not to compete agreement with any Transferor which are and will continue to be in effect after the Closing.

(b)           Arising from their employment with a Transferor, the Designated Employees receive benefits or are eligible under only the employee pension benefit plans, as defined in Section 3(2) of ERISA, as are listed in Schedule 3.19 (the “Pension Plans”).  No Transferor has maintained or contributed within the last six (6) years to any other employee pension benefit plan, as defined in Section 3(2) of ERISA, which was subject to Title IV of ERISA.

(c)           Arising from their employment with a Transferor, the Designated Employees receive benefits or are eligible under only the employee welfare benefit plans, as defined in Section 3(1) of ERISA (including but not limited to, life insurance, medical, hospitalization, holiday, vacation, disability dental and vision plans) as are listed on Schedule 3.19 (the “Welfare Plans”).

(d)           Arising from their employment with a Transferor, the Designated Employees receive benefits or are eligible under only unwritten incentive compensation, material fringe benefit, material payroll or employment practice, bonus, option, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, employment agreements (other than those terminable at will without severance) and consulting agreements for the benefit of their officers, directors, employees, former employees, or independent contractors as are listed in Schedule 3.19 (the “Compensation Programs”).

(e)           Each Pension Plan and Welfare Plan has been operated and administered in substantial compliance with ERISA and the Code; each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS or the Pension Plan is a prototype plan for which the prototype sponsor has obtained a favorable IRS opinion letter (and to Transferor’s Knowledge no event has occurred between the date of the last such determination and the Closing Date that would reasonably be expected to cause the Internal Revenue Service to revoke such determination).

(f)            All amounts required to be paid by any Transferor with respect to any Designated Employee under each Pension Plan, Welfare Plan and Compensation Program on or before the Closing Date have or will be paid.

(g)           Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or by the Transaction Documents will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Designated Employee, (ii) increase any benefits otherwise payable under any Pension Plan, Welfare Plan or Compensation Program to any Designated Employee, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

3.20        Insurance.  With respect to the Business, each Transferor maintains insurance policies that are adequate to cover the levels of coverage as mandated by the Transferred Contracts.  All such insurance policies are listed on Schedule 3.20 and are in full force and effect and enforceable in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

3.21        Real Property.  No Transferor owns a fee interest in any real property.  Schedule 3.21 sets forth a true, correct and complete list of all the Transferors’ Leases.  The Transferors have delivered true, complete and correct copies of all such Leases (including, all amendments, modifications and supplements thereof) to Acquiror and each such Lease is in full force and effect. Each Transferor, as tenant under its Leases, is not in arrears in the payment of any rent under such Leases.

3.22        Books and Records.  Each Transferor has made and kept (and given the Acquiring Parties access to) the books of account, minute books, stock or other ownership record books and other records of such Transferor relating to the Business. At the time of the Closing, all of such books and records will be in the possession of the Transferors.

3.23        Solvency.

(a)           No Transferor is now insolvent nor will be rendered insolvent by the transactions contemplated by this Agreement. As used in this Section 3.23, “insolvent” means that the sum of the Liabilities of any Transferor exceeds the present fair market value of such Transferor’s assets.

(b)           Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) each Transferor will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) each Transferor will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) taking into account all pending and threatened Actions, final judgments against each Transferor in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Transferor will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Transferor.

(c)           No bankruptcy, reorganization, debt arrangement or other case or Action under any bankruptcy or insolvency law has been commenced with respect to any Transferor.

3.24                        No Other Agreements to Sell the Transferred Assets or Transferor Interests.  None of the Transferor Parties, nor any of their respective representatives or Affiliates, is a party to any Contract with any other Person (other than the Acquiring Parties with respect to clause (a) of this Section 3.24) to (a) sell, assign, transfer or effect a sale of the Business or any of the Transferred Assets, (b) issue, sell, assign, transfer or effect a sale of any Transferor Interests, or (c) effect any merger, consolidation, liquidation, dissolution or other reorganization of any Transferor, or to enter into any Contract or cause the entering into of any Contract with respect to any of the foregoing.

3.25                        Affiliates.  Other than the Members, no Transferor is controlled by any Person and no Transferor is in control of any other Person.  Schedule 3.25 lists each Transferred Contract to which a Transferor Party and any Party or any of their Related Persons is a party.  Neither the Members nor any of their respective Related Persons own, directly or indirectly, or otherwise has an interest in whole or in part, any tangible or intangible property (including the Transferor IP) that any Transferor uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Transferred Assets.

3.26                        Securities Law Matters.  The offer and sale of the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, to Nightlife is being made as a private placement pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder, and is not being registered under the Securities Act.  Each of the Transferor Parties hereby acknowledges that the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, have not been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom.  Each of the Transferor Parties  is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act, and will acquire the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, for his, her or its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws.  Each of the Transferor Parties has sufficient knowledge and experience in financial and business matters to enable him or it to evaluate the risks of investment in the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, is acquiring the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, with a full understanding of all of the terms, conditions and risks thereof, and at the Closing Date will bear and has the ability to bear the economic risk of this investment for an indefinite period of time.  Each of the Transferor Parties understands and agrees to the terms and conditions under which the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, are being offered.

3.27                        Legends.  Each of the Transferor Parties acknowledges that, to the extent applicable, each certificate evidencing the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:

“THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO SFX HOLDING CORPORATION, OR ITS SUCCESSOR, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY THE BUYER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A CERTAIN LOCK-UP AGREEMENT BETWEEN SFX HOLDING CORPORATION (THE “COMPANY”) AND THE REGISTERED OWNER OF THIS CERTIFICATE, AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE COMPANY.”

3.28                        Restricted Securities.  Each of the Transferor Parties acknowledges that the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.29                        Access to Information.  Each of the Transferor Parties acknowledges that he or it has been afforded an opportunity to request and to review all information considered by them to be necessary to make an investment decision with respect to the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any; provided, however, that Parent acknowledges it has not supplied the Transferor Parties with any information concerning the Other Contributions Agreements. Each of the Transferor Parties has received and reviewed information about Parent and has had an opportunity to discuss Parent’s business, management and financial affairs with its management; provided, however, that Parent acknowledges it has not supplied the Transferor Parties with any information concerning the Other Contributions Agreements.

3.30                        Reliance Upon Representations.  Each of the Transferor Parties understands and acknowledges that: (a) the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, have not been registered under the

Securities Act; (b) the representations and warranties contained in Sections 3.26 - 3.31 (the “Accredited Investor Representations”) are being relied upon by Parent as a basis for exemption of the sale of the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, under the Securities Act; (c) the offering of the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, pursuant to this Agreement when issued will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, or any recommendation or endorsement thereof.  If any of the representations made by the Transferor Parties in connection with their acquisition of the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares and Call/Put Shares, if any, are no longer accurate prior to Closing, the Transferor Parties will promptly notify Parent.

3.31                        Exculpation.  Each of the Transferor Parties acknowledges that it is not relying upon any Person or firm, including, without limitation, any of the Acquiring Parties, in making its investment or decision to invest in Parent, other than the representations and warranties of the Acquiring Parties contained in this Agreement.

3.32                        Material Misstatements Or Omissions.  No representations or warranties by any of the Transferor Parties in this Agreement (including the Transferor’s Disclosure Schedule) or any Transaction Document to which any of them is a party contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES

In this Article 4, any reference to the “Knowledge of SFX” or “SFX’s Knowledge” means Parent’s actual knowledge after reasonable inquiry of Parent’s directors and executive officers (within the meaning of Rule 405 under the Securities Act) of the surrounding circumstances.

Except as disclosed in that section of the document of even date herewith delivered by Parent to Nightlife prior to the execution and delivery of this Agreement (the “SFX Disclosure Schedule”; all references in this Article 4 to a “Schedule” mean a Schedule of SFX Disclosure Schedule) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the SFX Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, each Acquiring Party represents and warrants to the Transferor Parties as follows:

4.1                               Corporate Existence and Power.  Each of the Acquiring Parties is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing, and no certificate of dissolution has been filed, under the laws of the jurisdiction of its incorporation or formation.  Each of the Acquiring Parties has the corporate or limited liability company power to own its properties and to carry on its respective business as now being conducted and as proposed to be conducted.  Each of the Acquiring Parties has delivered or made available to the Transferor Parties a true and correct copy of its charter, bylaws or equivalent organizational documents, each as amended to date.  No Acquiring Party is in violation of any of the provisions of its charter, bylaws or equivalent organizational documents.

4.2                               Capital Structure.  The authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, of which there were issued and outstanding as of the close of business on the date hereof, 47,286,467 shares of Parent Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share, of which there were issued and outstanding as of the close of business on the date hereof, no shares of preferred stock of Parent.  Schedule 4.2 of the SFX Disclosure Schedule sets forth all of the shares of Parent Common Stock and other securities exercisable for or convertible into capital stock of Parent that will be outstanding as of the date hereof.  The shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares have been duly authorized by all necessary corporate action and, when issued and delivered against payment therefor in accordance with the terms of this Agreement, the shares of Parent Common Stock comprising the Stock Consideration and the Earn-Out Shares will be validly issued, fully paid and non-assessable.  Other than as set forth in this Agreement and as set forth on Schedule 4.2 of the SFX Disclosure Schedule, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of Parent after the date hereof.  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the charter, bylaws or equivalent organizational documents of an, or any, agreement to which Parent is a party or by which it is bound.  There are no other options, warrants, calls, rights, commitments or Contracts of any character to which Parent is a party or by which it is bound obligating Parent to issue, transfer, deliver, sell, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or Contract.  There are no Contracts relating to voting, purchase or sale of Parent Common Stock (i) between or among Parent and any of its stockholders and (ii) to SFX’s Knowledge, between or among any of Parent’s stockholders.  Securities issued by Parent to Other Parties under Other Contribution Agreements will be Parent Common Stock.

4.3                               Authorization.  Each of the Acquiring Parties has all requisite corporate or limited liability company, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents are within the corporate powers of each of the Acquiring Parties and have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Acquiring Parties.  This Agreement has been duly and validly executed by each of the Acquiring Parties and each of the Transaction Documents will be duly and validly executed by and does or will constitute the legal, valid and binding agreement of each of the Acquiring Parties, enforceable against such party in accordance with its terms (assuming execution by the other parties thereto), subject to general principles of equity (regardless of whether such enforceability is considered in an action in equity or at law).

4.4                               Governmental Authorization, Other Consents.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the Transaction Documents to which such Acquiring Party is a party requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than any actions, consents or approvals otherwise expressly referred to in this Agreement and any filings that any Acquiring Party shall make in accordance with Applicable Law.

4.5                               Litigation.  There are no actions that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of SFX, threatened with respect to any Acquiring Party or any of their respective properties or officers or directors (in their capacities as such).  There are no actions that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing actions, orders, judgments or decrees against or binding upon any Acquiring Party that could reasonably be expected to prevent the performance by any Acquiring Party of the transactions contemplated by this Agreement.

4.6                               Non-Contravention.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the Transaction Documents to which such Acquiring Party is a party does not and will not (a) contravene or conflict with the organizational documents of any Acquiring Party, true and correct copies of which have been delivered to Nightlife by such Acquiring Party; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon any Acquiring Party; or (c) contravene, conflict with or constitute a violation or breach of any agreement to which any Acquiring Party is a party.

4.7                               [Intentionally omitted].

4.8                               [Intentionally omitted].

4.9                               Absence of Undisclosed Liabilities.  Parent has no Liabilities other than (i) as set forth on Schedule 4.9 of the SFX Disclosure Schedule, (ii) those incurred in the Ordinary Course of Business; (iii) those incurred in connection with this Agreement and (iv) those that would not reasonably be expected to have a Material Adverse Effect on Parent.

4.10                        Restrictions on Business Activities.  There is no agreement or order of a Governmental Authority binding upon any Acquiring Party which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of any Acquiring Party, any acquisition of property by any Acquiring Party or the conduct of business by any Acquiring Party.

4.11                        Title to Property/Leases.  Parent has good and valid title to all of its properties, interests in properties and assets, real and personal.  No Acquiring Party owns a fee interest in any real property.  Schedule 4.11 sets forth a true, correct and complete list of all Leases to which an Acquiring Party is party.  SFX, as tenant under the Leases set forth on Schedule 4.11, is not in arrears in the payment of any rent under the leases.  The Acquiring Parties enjoy peaceful and undisturbed possession of all the Leased Real Property in the manner provided for in the Leases set forth on Schedule 4.11 and there are no contractual or legal restrictions that preclude or restrict the ability to conduct and operate the Acquiring Parties’ respective businesses on such Leased Real Property as it is presently being conducted and operated thereon.

4.12                        Taxes.  Each Acquiring Party has timely filed all Tax Returns required to be filed by such Acquiring Party, if any, and all such Tax Returns have been true, correct, and complete in all material respects.  Each Acquiring Party has timely paid all Taxes imposed on such Acquiring Party, if any, when the same have become due.  Each Acquiring Party has complied with all Applicable Laws relating to the withholding and collection of Tax (including any withholding with respect to wages or other amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party related to such Acquiring Party), and has timely reported such amounts and paid them over to the applicable Governmental Authority.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to any Acquiring Party and, to the Knowledge of SFX, no such claim, audit, examination or proceeding is threatened.  Each Acquiring Party has complied  in all material respects with all Applicable Laws with respect to such Acquiring Party with respect to record retention.  No Acquiring Party has any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.

4.13                        Employee Benefit Plans.  Other than as set forth on Schedule 4.13, no Acquiring Party has any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of any Acquiring Party, or any trade or business (whether or not incorporated) which is under common control with any Acquiring Party, with respect to which any Acquiring Party has liability or obligation.

4.14                        Labor Matters.  No Acquiring Party is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by any Acquiring Party and, to the Knowledge of SFX, there are no activities or proceedings of any labor union to organize any such employees.

4.15                        Compliance With Laws.  Each Acquiring Party has complied with, is not in violation of, and has not received any notices of violation with respect to, any Applicable Law with respect to the conduct of its respective business, or the ownership or operation of its respective business.

4.16                        No Material Misstatements or Omissions.  No representations or warranties by any of the Acquiring Parties in this Agreement (including the Acquiring Parties’ Disclosure Schedule) or any Transaction Document to which any of them is a party contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

4.17                        No Other Representations and Warranties.  Except as expressly set forth in this Article 4, no Acquiring Party makes any representation or warranty, express or implied, at law or in equity, with respect to the Acquiring Parties, their affiliates, their businesses or financial condition or any of their assets, Liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1                               Further Assurances.  The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement on a timely basis the transactions contemplated by this Agreement.  In addition, at such times and from time to time on and after the Closing Date, upon reasonable request by any of the Acquiring Parties, the Transferor Parties will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, licenses, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Acquiror all of the Transferred Assets and to otherwise carry out the purposes of this Agreement.

5.2                               Certain Filings. Without limiting the generality of Section 5.1, the Parties shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is reasonably necessary or appropriate, or any action, consent, approval or waiver from any party to any of the Transferred Contracts is reasonably necessary or appropriate, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the Parties shall furnish information reasonably required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

5.3                               Public Announcements; Confidentiality.

(a)                                 The Parties agree that prior to issuing any other press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, each party shall so advise the other party hereto, and the Parties shall thereafter use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.  Notwithstanding anything to the contrary contained herein, the Parties may, on a confidential basis, release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates, agents, accountants, attorneys, prospective lenders, advisors or investors.  Nothing in this Section 5.3 shall prevent Parent or any of its Affiliates from disclosing any information regarding the Transferor Parties, the Business, this Agreement or the transactions contemplated hereby to Other Parties or from the Transferor Parties to inquire of Parent with respect to information concerning the Other Parties.

(b)                                 Confidential Information means any confidential business or technical information relating to the operations, business plans, or intellectual property of the Business (and not the other operations of a Transferor) and includes without limitation the Transferors’ Software, the Transferor IP, the Intellectual Property Embodiments and Documentation, the Equipment Embodiments and Documentation, in each case, relating to the Business, and all other confidential information relating to the Business, but excludes (i) information any of the Acquiring Parties discloses to any third party who has not agreed to non-disclosure restrictions similar to those contained in this Section 5.3(b); (ii) information that is or becomes known to the public or enter the public domain, other than by any fault of any of the Transferor Parties; (iii) information rightfully disclosed to any Transferor Party by a third party that is legally free to disclose such matters; and (iv) information developed by any Transferor Party, alone or with others, that does not utilize the Confidential Information.  Except as otherwise required by Applicable Law, a court of competent jurisdiction or the enforcement of this Agreement or the other Transaction Documents, from and after the Closing Date, none of the Transferor Parties shall, without the prior written consent of Parent, not to be unreasonably withheld or delayed, disclose to any other Person or use (whether for the account of a Transferor or any other party) any Confidential Information; provided, however that each Transferor Party may disclose to its members, accountants, attorneys and lenders Tax and financial information relating to its ownership and operation of the Business.  In the event that any Transferor Party believes that it is required to disclose any such Confidential Information pursuant to Applicable Laws, such Transferor Party shall give timely written notice to Parent so that Parent and its Affiliates may have an opportunity to obtain a protective order or other appropriate relief at the Acquiring Parties’ sole expense.  The Transferor Parties shall use commercially reasonable efforts to cooperate in any such action by Parent and its Affiliates at the Acquiring Parties’ sole expense.

5.4                               Offer of Employment.  To the extent a Designated Employee is not party to an employment agreement with a Transferor that is a Transferred Contract, the Transferors shall cooperate with the Acquiring Parties and shall use commercially reasonable efforts to seek to obtain on behalf of the Acquiring Parties the acceptance of an offer of employment by any Designated Employees that the Acquiring Parties may hereafter elect to employ, and the Transferors consent to the Acquiring Parties or any of their respective Affiliates communicating along with a designee of the Transferors with such Designated Employees about offers of employment commencing ten (10) days prior to the Closing Date or such earlier date as the Transferors may agree to in their sole discretion.  Each Member has agreed by his execution of this Agreement to execute and deliver at Closing an employment agreement, substantially in the form attached hereto as Exhibit E (the “Employment Agreement”), or a consulting agreement, substantially in the form attached hereto as Exhibit F (the “Consulting Agreement”), to Parent or, if directed by Parent, one of Parent’s Affiliates.  Except for obligations to the Transferors, to the Knowledge of Transferor, no Member is obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (a) conflicts with their agreements and obligations to use their commercially reasonable efforts to promote the interests of the Acquiring Parties, or (b) conflicts with the business or operations of the Acquiring Parties.  Without regard to whether Acquiror employs the Members or the Designated Employees, each Transferor shall be solely responsible for all outstanding payments due to the Members and the Designated Employees under their existing terms of employment with such Transferor (including but not limited to salary, severance obligations, vacation pay or any other payment) through the Closing Date and the Transferors acknowledge and agrees that none of the Acquiring Parties shall assume or in any fashion be bound by any employment Contract between any Transferor and the Members or a Designated Employee.

5.5                               Assignment of Contracts and Claims.  Notwithstanding any other provisions of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (a) any Contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given or (b) any

Contract or claim as to which all of the remedies for the enforcement thereof enjoyed by any Transferor would not, as a matter of law or by their terms, pass to Acquiror as an incident of the transfers and assignments to be made under this Agreement.  Nothing in this Section 5.5 shall relieve any Transferor of its obligations to obtain any Required Consents required for the transfer of the Transferred Assets and all rights thereunder to Acquiror.

5.6                               Third Party Notification.  Each Party agrees to inform any actual or potential third party purchasers, licensees, or transferees of the restrictions imposed by the Transaction Documents on the rights licensed to or retained by any Transferor, and on the rights acquired by Acquiror, in this transaction.

5.7                               Non-Solicitation.

(a)                                 Restricted Conduct.  Each Member agrees that he shall not, and shall cause his controlled Affiliates not to, until the first (1st) anniversary of the date of termination of such Member’s employment with an Acquiring Party or one of their Affiliates, directly or indirectly (i) hire or offer employment to or seek to hire any Designated Employee or any other employee of any Acquiring Party or any successor or Affiliate thereof, unless such Acquiring Party first terminates the employment of such employee or gives its written consent to such employment or offer of employment, (ii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any such Designated Employee or any other such employee of any Acquiring Party or any successor or Affiliate thereof, to leave the employ of his or her employer, unless such Person’s employment was terminated by such Acquiring Party or successor or Affiliate thereof, or such Person responded to a “blind advertisement”, (iii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any Person to cease, diminish or not commence doing business with any Acquiring Party or any successor or Affiliate thereof or (iv) disparage the Business or any Acquiring Party or any successor or Affiliate thereof to any Person.

(b)                                 Enforceability.  The terms of this Section 5.7 are a material inducement to the Acquiring Parties to enter into this Agreement and the Transaction Documents to which they are a party and to consummate the transactions contemplated hereunder and thereunder.  The Parties acknowledge and agree that any violation of this Section 5.7 will result in irreparable injury to the Acquiring Parties and agree that the Acquiring Parties shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.7, which rights shall be cumulative and in addition to any other rights or remedies to which the Acquiring Parties may be entitled.  The Parties acknowledge and agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 5.7 should be interpreted in such a manner as to be effective and valid under Applicable Law.  In the event any portion of this Section 5.7 shall be held to be illegal or unenforceable, the remainder of this Section 5.7 shall remain in full force and effect.  If any of the restrictions contained in this Section 5.7 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with Applicable Law.

5.8                               Non-Competition.

(a)                                 Until the first (1st) anniversary of the date of termination of their respective employment or consultancy with an Acquiring Party or one of their respective Affiliates, each Member agrees that he shall not, and shall cause his controlled Affiliates not to, directly or indirectly, (i) solicit, induce or cause any Person with whom any Transferor Party had a business relationship with respect to the Business to reduce or terminate such Person’s business relationship with an Acquiring Party or any of their respective Affiliates or their successors or assigns; and none of the Transferor Parties shall, directly or indirectly, approach any such Person for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any Person, (ii) engage in any Restricted Activity, (iii) acquire, or own in any manner, any interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iv) be interested in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; provided, however, that this Section 5.8(a) shall not apply to (x) the ownership of less than five percent (5%) of the outstanding stock of any Person who has a class of securities that is publicly traded, or (y) with respect to any Member, those circumstances set forth in Section 10(a)(iii) and (iv) of such Member’s Employment Agreement.

(b)                                 The Parties acknowledge that the acquisition of the Business and the goodwill of the Business is an essential component of the transactions contemplated hereby, and believe that the goodwill of the Transferors and of the Business is a valuable asset and an essential inducement to the Acquiring Parties to enter into this Agreement and to consummate the transactions to be consummated pursuant to this Agreement.  The Parties acknowledge that it could substantially dilute the value of such goodwill if any of the Transferor Parties violated any of the provisions of Section 5.8.  In order to induce the Acquiring Parties to enter into this Agreement and as a condition precedent to the consummation of the transactions contemplated by this Agreement, each of the Transferor Parties agrees, insofar as he or it acts in its capacity as a selling equity holder, or a controlling person thereof, and not as an employee, a manager, a member of a management board or a consultant, to accept and be bound by the restrictions as set forth in Section 5.8(a).  In addition, the Parties acknowledge and agree that the provisions of Section 5.8(a) and the period of time, geographic area and scope and type of restrictions on its activities set forth in such Section, are reasonable and necessary for the protection of the Acquiring Parties, which are paying substantial consideration and other benefits to the Transferor Parties in consideration for the covenants of the Transferor Parties hereunder.

(c)                                  If any provision contained in any of Section 5.8(a) shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (ii) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the Parties that the provisions of Section 5.8(a) shall be enforceable to the maximum extent permitted by Applicable Law.

(d)           The Parties acknowledge and agree that any breach or threatened breach of the covenants or other provisions contained in Section 5.8(a) may cause the Acquiring Parties material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Acquiring Parties shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach and recovery of costs and expenses including, but not limited to, attorneys’ fees and expenses), be entitled to seek specific performance and injunctive relief (including, without limitation, a temporary and/or permanent restraining order and/or a permanent injunction) in respect of any breach or threatened breach of any of such covenants or provisions.

5.9          Business Examinations and Physical Investigations of Transferred Assets.  Prior to the Closing, the Acquiring Parties shall be entitled, through their respective employees and representatives, including, without limitation, their respective auditors, and consultants and advisors, to make such investigations and examinations of the Business, the Transferred Assets, the books and records of Transferor relating to the Business and the affairs and financial condition of Transferor relating to the Business as the Acquiring Parties may request for the purpose of familiarizing the Acquiring Parties with the Business.  In order that the Acquiring Parties may have the full opportunity to do so, Transferor shall furnish the Acquiring Parties and their respective representatives during such period with all information concerning the Business, the Transferred Assets and the affairs and financial condition of Transferor as the Acquiring Parties or such representatives may reasonably request and cause Transferor’s officers, employees, consultants, agents, accountants and attorneys to use commercially reasonable efforts to cooperate with the Acquiring Parties and such representatives and to provide all such information and documents requested by the Acquiring Parties and/or such representatives.

5.10        Required Consents. The Transferor Parties shall use commercially reasonable efforts to obtain all Required Consents for all Transferred Contracts as promptly as practicable after the date hereof and shall cooperate with the Acquiring Parties in connection with the foregoing.  If Schedule 2.1(c) reflects that a contract is still under review, or if a Required Consent is not obtained prior to the Closing and the Acquiring Parties elect to waive the condition that such Required Consent be obtained prior to Closing, (a) Transferor shall continue to use commercially reasonable efforts to obtain such Required Consent as promptly as practicable after the Closing Date, (b) Transferor shall continue to maintain in effect the lease for its Miami office, and shall permit the Members to continue to use their existing office at 1000 Lincoln Road, Suite 200, Miami Beach, FL 33139 on behalf of Acquiror at no charge, until the Required Consent relating thereto is obtained or Acquiror notifies Transferor that it has elected not to accept such Transferred Contract, (c) until such time as Required Consents are obtained for any other Transferred Contract for which a Required Consent is necessary, Transferor shall, without any cost to Acquiror, provide Acquiror with all benefits of Transferor under such Transferred Contracts, (d) Acquiror may at any time elect not to accept an assignment of a Transferred Contract for which a Required Consent has not been obtained or if Schedule 2.1(c) reflects that a contract is still under review, in which event neither of the Acquiring Parties shall have any obligations thereunder and such Transferred Contract shall instead be part of the Excluded Assets, and (e) at such time as such Required Consents are obtained after the Closing or Acquiror elects to accept a Transferred Contract which was still under review, Transferor shall, within three (3) Business Days of request by Acquiror, deliver to Acquiror an executed assignment and assumption agreement with respect to such Transferred Contract.

5.11        Conduct of the Business.

(a)           Affirmative Covenants.  Each of the Transferor Parties covenants and agrees that, between the date hereof and the earlier of (A) the Closing or (B) the termination of this Agreement, the Transferor Parties (solely to the extent it relates to the Business) shall:

(i)            conduct the Business in the Ordinary Course of Business;

(ii)           use reasonable efforts to preserve intact in all material respects the business organization of the Business and the Transferor Parties’ relationships with employees, customers, strategic partners, suppliers, distributors, landlords and others with whom the Transferor Parties deal with in connection with the conduct of the Business and in the Ordinary Course of Business of the Business;

(iii)          pay Transferor’s accounts payable and other obligations in connection with the Business when they become due and payable in the Ordinary Course of Business;

(iv)          perform all of Transferor’s obligations under all Contracts to which Transferor is a party, by which Transferor or any of the Transferred Assets is bound or affected in connection with the Business or pursuant to which Transferor is an obligor or beneficiary in connection with the Business, and comply in all material respects with all Applicable Law in connection with the Business;

(v)           maintain the Transferred Assets in a state of repair and condition that complies in all material respects with Applicable Law and is consistent with the requirements and normal conduct of the Business;

(vi)          continue in full force and effect its insurance policies;

(vii)         maintain Transferor’s books and records in connection with the Business consistent with the Ordinary Course of Business; and

(viii)        confer with Acquiror concerning operational matters of a material nature in connection with the Business and otherwise report periodically to Acquiror concerning the state of Transferor’s Business.

(b)           Negative Covenants.  Each of the Transferor Parties covenants and agrees that, between the date hereof and the earlier of (A) the Closing or (B) the earlier termination of this Agreement, without the prior written consent of Acquiror, the Transferor Parties (solely to the extent it relates to the Business) shall not:

(i)            cause Transferor to enter into, assume or become subject to any Contract in connection with the Business;

(ii)           amend, waive any right under, cancel or terminate any of the Transferred Contracts;

(iii)          grant or announce any increase in the salaries, bonuses or other benefits payable by Transferor to any of the Designated Employees to be offered employment by either of the Acquiring Parties, other than as required by Applicable Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of Transferor;

(iv)          institute, adopt or amend any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any of the Designated Employees to be offered employment by either of the Acquiring Parties, other than as required by Applicable Law;

(v)           change any method of accounting or accounting practice or policy used by Transferor other than such changes required by GAAP;

(vi)          fail to exercise any rights of renewal with respect to any of Transferor’s Leased Real Property that by its terms would otherwise expire;

(vii)         settle or compromise any claims of Transferor in connection with the Business (other than Excluded Assets) except in the Ordinary Course of Business;

(viii)        permit or allow any of the Transferred Assets to be subjected to any Lien;

(ix)          incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(x)           sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) of Transferor used in connection with the Business; or

(xi)          agree, whether in writing or otherwise, to take any of the actions specified in this Section 5.11, except as contemplated by this Agreement and the other Transaction Documents.

5.12        No Solicitation or Negotiation.  Each of the Transferor Parties agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Transferor Parties nor any of their respective Affiliates, officers, managers, members, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the Transferor Interests or any Transferred Assets or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Business or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, each of the Transferor Parties immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, each of the Transferor Parties shall notify SFX promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to SFX, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.  Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, each of the Transferor Parties agrees not to, without the prior written consent of the Acquiring Parties, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which such Transferor Party is a party.

5.13        Satisfaction of Obligations to Creditors.  At or prior to the Closing Date, the Transferor Parties will satisfy or cause to be satisfied all obligations of Transferor owed to its creditors or take other action or obtain other consents necessary to permit Acquiror to obtain clear title to the Transferred Assets free of all Liens other than for Assumed Liabilities, and the Transferor Parties will deliver or cause to be delivered to Acquiror termination statements, releases and other appropriate evidence requested by SFX to the effect that no Liens against the Transferred Assets other than Liens for Assumed Liabilities exist as of the completion of the Closing.

5.14        Access to Information.  (a)  Except as prohibited by Applicable Law, each of the Transferor Parties shall afford the Acquiring Parties and their respective accountants, counsel, agents, employees, financing sources and representatives reasonable access during normal business hours during the period through the Closing Date to (i) all of their respective properties, books, contracts, commitments and records, and (ii) all other information concerning their respective businesses, properties and personnel, as an Acquiring Party may reasonably request.  Each of the Transferor Parties agrees to provide to the Acquiring Parties and their respective accountants, counsel, agents, employees, financing sources and other representatives copies of internal financial statements and projections promptly upon request.

(b)           Subject to compliance with Applicable Law, from the date hereof until the Closing Date, each of the Transferor Parties shall confer with the Acquiring Parties on a regular basis to report matters of materiality relating to the transactions contemplated by this Agreement and with respect to the Business.

(c)           Each of the Transferor Parties shall provide the Acquiring Parties and their accountants, counsel, agents, employees, financing sources and representatives reasonable access, during normal business hours during the period through the Closing Date, to all of their respective Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon an Acquiring Party’s request:  (i) a schedule of the types of Tax Returns being filed in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction, (v) a schedule of any deferred intercompany gain with respect to transactions to which any of the parties hereto, or any of their respective Subsidiaries, has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

5.15        Parent SEC Documents.  (a)  Each of the Transferor Parties shall promptly furnish to Parent in writing all information concerning such Transferor Party that may be required by applicable securities laws or reasonably requested by Parent, including, without limitation, the audited consolidated balance sheets and the related consolidated statements of income and expenses, shareholders’ equity, and cash flows of Transferor for the fiscal year ended as of December 31, 2012, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountants, and any other financial statements or financial information reasonably requested by Parent, for inclusion in any registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by Parent under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, such documents and any other documents to be filed by Parent with the SEC (collectively, the “Parent SEC Documents”).  Each of the Transferor Parties agrees to promptly correct any information provided by it for use in any Parent SEC Document, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Applicable Law.  With respect to any Parent SEC Document that references a Transferor Party by name, such Transferor Party and his, her or its counsel, shall be given a reasonable opportunity to review such Parent SEC Document before it is filed with the SEC, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.  In addition, with respect to any Parent SEC Document that references a Transferor Party by name, Parent shall provide such Transferor Party and his, her or its counsel, with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to any Parent SEC Document promptly after receipt of such comments, and any written or oral responses thereto.  With respect to any Parent SEC Document that references a Transferor Party by name, such Transferor Party and his, her or its counsel, shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.

(b)           From and after the date hereof, each of the Transferor Parties shall (i) provide Parent and its accountants, counsel, agents and employees with such information concerning the Business, (ii) provide Parent and its accountants, counsel, agents and employees with reasonable access, during normal business hours and in a manner as not to interfere with their respective normal business operations, to their respective accounting personnel and independent auditors (and each of the Transferor Parties shall cause such persons to reasonably assist Parent and its accountants, counsel, agents and employees with the preparation of any pro forma financial statements or other financial statements required in connection with a Parent SEC Document) and (iii) as may be required by the independent auditors, deliver representation letters, or cause their legal counsel to deliver audit response letters, to such independent auditors, in each case, as Parent may reasonably require in connection with Parent’s preparation and filing with the SEC of any Parent SEC Documents.  In the event that the SEC makes any review or inquiry with respect to information provided by any of the Transferor Parties, including any such inquiry regarding such financial statements, as promptly as practicable after being notified by Parent of such review or inquiry, such Transferor Party will provide such reasonable cooperation and assistance as may be required by Parent in responding to such review or inquiry.

(c)           Each of the Transferor Parties agrees to use its best efforts to obtain the required consent of the Transferors’ accountant for inclusion of the Transferor Financial Statements in any other Parent SEC Documents or otherwise as reasonably requested by Parent.

ARTICLE 6
CONDITIONS TO THE TRANSFEROR PARTIES’ OBLIGATIONS

The obligations of the Acquiring Parties to consummate the transactions provided for hereby are subject to the satisfaction (or, to the extent legally permissible, the waiver by Acquiror in writing), on or prior to the Closing Date, of each of the following conditions:

6.1          Representations, Warranties and Covenants.  (a) All representations and warranties of the Transferor Parties, other than the Accredited Investor Representations, shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), (b) all of the Accredited Investor Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date and (c) each of the Transferor Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each such Party prior to or on the Closing Date.  Transferor shall have delivered to Acquiror a certificate in form and substance reasonably satisfactory to Acquiror dated as of the Closing Date and executed by the Members to all such effect.

6.2          Governmental Authorizations; Regulatory Compliance.  All Governmental Authorizations, if any, required to consummate the transactions contemplated by this Agreement shall have been obtained or made, without any limitation, restriction or condition not already applicable to the Transferor Parties being imposed on any Acquiring Party or any of their Affiliates or their ownership or use of any of the Transferred Assets or the conduct or operation of the Business.  The Transferor Parties shall have complied with all Regulations applicable to them in connection with the consummation of the transactions contemplated by this Agreement.

6.3          Required Consents.  All Required Consents required for the assignment of those Transferred Contracts set forth on Schedule 6.3 shall have been obtained or made, and no limitation, restriction or condition not already applicable to the Transferor Parties shall be imposed in connection with such Required Consents on any Acquiring Party or any of their

Affiliates or their ownership or use of any of the Transferred Assets or the conduct or operation of the Business.

6.4          Amendments and/or Waivers to Transferred Contracts.  Each Transferred Contracts set forth on Schedule 6.4 shall have been amended, or certain provisions thereof waived, in the manner set forth on Schedule 6.4.

6.5          No Injunction, etc.  Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

6.6          Transaction Documents.  Each Transferor Party shall have executed and delivered to the Acquiring Parties all Transaction Documents to which such Transferor Party is a party.

6.7          Employment Agreement.  Each of the Members shall have executed and delivered to an Acquiring Party or one of its Affiliates the Employment Agreement.  Employment would only commence upon Closing.

6.8          Designated Employees.  Parent, Acquiror or one of their respective Affiliates, shall have entered into such other employment arrangements or understandings concerning the employment of the Designated Employees as shall be satisfactory to the Acquiring Parties in their sole discretion, which employment arrangements or understandings shall be in full force and effect upon the Closing.

6.9          Audited Financial Statements.  Parent shall have received the Transferor Financial Statements set forth in Section 3.15, audited or reviewed, as the case may be, by SFX’s Accountant.

6.10        Corporate Authorizations.  Parent shall have received the executed joint written consent of the board of directors and stockholders of each of Grutman Inc. and SEBU, adopting and authorizing the execution of this Agreement and approving the transactions contemplated hereby, in each case, on behalf of Grutman Inc. and SEBU, and in their capacities as members of Nightlife.

6.11        No Material Adverse Effect.  No Material Adverse Effect with respect to Transferor shall have occurred.

ARTICLE 7
CONDITIONS TO THE TRANSFEROR PARTIES’ OBLIGATIONS

The obligations of the Transferor Parties to consummate the transactions provided for hereby are subject to the satisfaction (or, to the extent legally permissible, the waiver by Transferor in writing), on or prior to the Closing Date, of each of the following conditions:

7.1          Representations, Warranties and Covenants.  (a) All representations and warranties of the Acquiring Parties contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), and (b) each of the Acquiring Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each such Party prior to or on the Closing Date.  Each Acquiring Party shall have delivered to Transferor a certificate in form and substance satisfactory to Transferor dated as of the Closing Date and executed by an authorized officer to all such effect.

7.2          No Injunction, etc.  Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined or asserted that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

7.3          Transaction Documents.  The Acquiring Parties shall have executed and delivered to the Transferor Parties all Transaction Documents to which any of them is a party.

ARTICLE 8
CLOSING

8.1          Closing Date.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on the date that all the conditions set forth in Articles 6 and 7 are satisfied or, if permissible, waived on or prior to such date (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); provided, however, that, in no event shall the Closing occur on or before the date that is 30 days following the date hereof unless Parent, in its sole discretion, provides at least five (5) Business Days notice prior to a desired Closing Date falling within such 30 day period.  The date on which the Closing occurs shall be referred to as the “Closing Date”.

8.2          Closing Deliveries.

(a)           At Closing, Parent shall pay or deliver, or cause to be paid or delivered, as the case may be, to Nightlife:

(i)            an amount equal to the Cash Payment;

(ii)           an original stock certificate evidencing the Stock Consideration;

(iii)          Transaction Documents duly executed by the Acquiring Parties, as applicable; and

(iv)          A certificate, in form and substance reasonably satisfactory to Nightlife, signed by an authorized officer of each of the Acquiring Parties certifying the matters described in Section 7.1.

(b)           At the Closing, the Transferor Parties shall deliver to Acquiror:

(i)            The Transferred Assets, including without limitation, copies of all books, records, files, and documents of each Transferor relating to any of the Transferred Assets or otherwise related or necessary to the commercial exploitation of the Transferred Assets or the Business, and without limiting the foregoing, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation, with all electronic media to be delivered fully functioning; provided that if Acquiror waives the closing condition that a Required Consent be obtained for any Transferred Contract, such Transferred Contract shall not be assigned to Acquiror at the Closing, but shall instead be assigned at such time as the Required Consent is obtained;

(ii)           Transaction Documents duly executed by the Transferor Parties, as applicable;

(iii)          A certificate, in form and substance reasonably satisfactory to Acquiror, signed by each Transferor certifying the matters described in Section 6.1; and

(iv)          All Required Consents set forth on Schedule 6.3, all Governmental Authorizations and all amendments to and/or waivers under Transferred Contracts set forth on Schedule 6.4 required to consummate the transactions contemplated by this Agreement.

ARTICLE 9
INDEMNIFICATION

9.1          Transferor Parties’ Agreement to Indemnify.  Subject to the limitations set forth below, the Transferor Parties shall, jointly and severally, indemnify and hold harmless the Acquiring Parties and their Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Acquiring Party Indemnitees”) in respect of any and all Damages reasonably incurred by any Acquiring Party Indemnitee in connection with, or resulting from, any or all of the following

(a)           any breach of any representation or warranty made by any of the Transferor Parties in this Agreement or the Transaction Documents;

(b)           any breach in the performance of any covenant, agreement or obligation of any of the Transferor Parties contained in this Agreement;

(c)           any Liabilities of any of the Transferor Parties or their respective Affiliates (other than the Assumed Liabilities), including, without limitation, all Liabilities related to the matters set forth on Schedule 3.8 of Transferor’s Disclosure Schedule;

(d)           any Transfer and Sales Taxes in connection with the transactions contemplated hereunder;

(e)           except as otherwise provided in this Agreement or any of the Transaction Documents, any Tax for which any of the Transferor Parties is or becomes liable, including,

without limitation, in connection with the matters set forth on Schedule 3.14 of Transferor’s Disclosure Schedule; and

(f)            any fees, expenses or other payments incurred or owed by any of the Transferor Parties to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the Transaction Documents.

9.2          Acquiring Parties’ Agreement to Indemnify.  The Acquiring Parties shall, jointly and severally, indemnify and hold harmless the Transferor Parties and their attorneys, agents, representatives, successors and permitted assigns (collectively, the “Transferor Party Indemnitees”) in respect of any and all Damages reasonably incurred by any Transferor Party Indemnitee to the extent caused by any or all of the following:

(a)           any breach of any representation or warranty made by any Acquiring Party in this Agreement or the Transaction Documents;

(b)           any breach in the performance of any covenant, agreement or obligation of any Acquiring Party contained in this Agreement;

(c)           any Assumed Liabilities;

(d)           the operation of the Business after the Closing; and

(e)           any fees, expenses or other payments incurred or owed by any of the Acquiring Parties to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement or the Transaction Documents.

9.3          Limitations on Duties to Indemnify.  Except for (i) their duty to indemnify the other party for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation of material facts, the Parties’ respective indemnification obligations for a breach of a representation or warranty (other than Excluded Representations and Warranties) shall be subject to each of the following limitations:

(a)           An Indemnifying Party has no obligation to indemnify any Indemnitee unless the aggregate of all Damages for which the Indemnifying Party would be liable exceeds on a cumulative basis an amount exceeding $200,000 (the “Threshold Amount”), whereupon the amount of Damages (but only above and not below the Threshold Amount), and all subsequent Damages in excess of the Threshold Amount, shall become due and payable.

(b)           The maximum amount of liability that the Transferor Parties may have by reason of this Agreement or the Transaction Documents to any Acquiring Party Indemnitees or any other Person, in the aggregate, with respect to claims for indemnification under this Article 9 or under any other theory of recovery shall be $6,750,000, including costs of defense. In no event shall the aggregate liability of any Member for indemnification under this Agreement exceed the portion of the Purchase Price attributable to such Member’s interests in a Transferor Party, as determined by reference to their percentage ownership interest in a Transferor Party as of the Closing Date.

9.4                               Survival of Representations, Warranties and Covenants.

(a)                                 All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any Acquiring Party Indemnitee or Transferor Party Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the execution of this Agreement, and shall expire 18 months following the Closing Date, except that:

(i)                                     the covenants, agreements or obligations of any of the Transferor Parties or any of the Acquiring Parties which by their terms are to be performed after the execution of this Agreement shall survive the Closing Date and shall not expire unless otherwise expressly provided in this Agreement, including, without limitation, the covenants, agreements or obligations of any of the Transferor Parties or any of the Acquiring Parties in Sections 5.7, 5.8, 9.1, 9.2 and 9.4; and

(ii)                                  the Excluded Representations and Warranties, and all claims of any Transferor Party Indemnitee or Acquiring Party Indemnitee in respect of any breach of any such representation or warranty, shall survive the Closing Date and shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(b)                                 Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.5 has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification thereon may be pursued, until the final resolution of such claim.

(c)                                  Notwithstanding anything herein to the contrary, indemnification for claims which arise out of the fraud, gross negligence, action taken in bad faith or intentional misrepresentation of the Indemnifying Party shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(d)                                 No Indemnifying Party is required to indemnify any Indemnitee under this Agreement for any loss resulting from an inaccurate representation herein if the Indemnifying Party establishes that the Indemnitee had knowledge of that inaccuracy before the Closing.

9.5                               Claims for Indemnification.  If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof.  Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification.  The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the applicable periods specified by Section 9.4, shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent (and only to the extent) that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim.  Each such claim for indemnity shall expressly state that the

Indemnifying Party shall have only the 20 calendar-day period referred to in the next sentence to dispute or deny such claim.  The Indemnifying Party shall have 20 calendar days following its receipt of such notice either (y) to acquiesce in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9 by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection.  If the Indemnifying Party does not object thereto within such 20 calendar-day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9.

9.6                               Defense of Claims. Except as otherwise set forth in the last sentence of this Section 9.6, in connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or Action against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Action, to the extent that the claim or Action relates only to monetary damages and not the Transferred Assets or the ability to exploit the Transferred Assets, and such Indemnifying Party provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Action is decided adversely.  The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Action, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.  If the Indemnifying Party shall have assumed the defense of any claim or Action in accordance with this Section 9.6, the Indemnifying Party shall be authorized to consent to a settlement of or to the entry of any judgment arising from, any such claim or Action, to the extent that the settlement or judgment requires only the payment of monetary damages, includes no injunctive provisions or performance requirements of Indemnitee and includes no admission of guilt or liability.  Or in the alternative, the Indemnifying Party will seek consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).  If the Indemnifying Party has so elected to assume the defense, each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and, except as provided herein, at its own expense.  Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Action being defended by the Indemnifying Party pursuant to this Section 9.6.  If the Indemnifying Party does not assume the defense of any claim or Action resulting therefrom in accordance with the terms of this Section 9.6, or the Indemnifying Party does not acknowledge to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the Parties) or the Indemnifying Party does not provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Action is decided adversely, such Indemnitee may defend against such claim or Action in such manner as it may deem reasonably appropriate at the reasonable cost of the Indemnifying Party.

9.7                               Nature of Payments.  Except for payments pursuant to the Parties’ obligations under Sections 9.1(c) and 9.2(c), any payment under Article 9 shall be treated for tax purposes as an adjustment to the Cash Payment to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

9.8                               Exclusive Remedy.  After the Closing, and except for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation and except for the specific performance of covenants, where appropriate under Applicable Law, the obligations to indemnify under this Article 9 shall provide the exclusive remedy against a party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document.

9.9                               Acquiring Parties’ Right of Offset. Anything in this Agreement to the contrary notwithstanding, in the event that any Transferor Party is obligated to indemnify any Parent Indemnitees pursuant to the provisions of this Article 9 (which may be exercised only if the Threshold Amount is reached), the Parent Indemnitees may (but shall not be obligated to), instead of electing to receive cash payments, elect to set-off and deduct all or a portion of the indemnification amount owed to the Parent Indemnitee under this Article 9 by reducing and canceling a number shares of Parent Common Stock comprising the Stock Consideration equal to such indemnification amount divided by the Per Share Price; provided, however, that in lieu of the right of set-off being exercised with respect to the Stock Consideration, the Transferor Parties may make payment to the Parent Indemnitees of all or any portion of such amount owed in cash (by wire transfer of immediately available funds), and such payment shall reduce or eliminate, as the case may be, Parent’s right of set-off against the Stock Consideration on a dollar-for-dollar basis.  Upon a reduction and cancellation of shares of Parent Common Stock comprising the Stock Consideration in connection with the exercise by Parent of the right of set-off under this Section 9.9, each of the Transferor Parties agrees to immediately return to Parent certificates representing the Stock Consideration, and Parent will deliver revised stock certificates in substitution thereof reflecting the reduction to the Stock Consideration.  In all other respects the substituted stock certificates shall be identical to the previously outstanding stock certificates and shall carry the same rights that were carried by the previously outstanding stock certificates.

9.10                        [Intentionally omitted].

9.11                        Miscellaneous Indemnity Provisions.  The Indemnifying Parties’ indemnification obligations herein are intended solely for the benefit of the Indemnitees, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.  Nothing herein shall be deemed to prevent an Indemnitee from making a claim under this Article 9 for potential or contingent claims or demands; provided that the notice of such claim delivered pursuant to Section 9.5 sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

9.12                        Property Taxes.  All property taxes and similar ad valorem taxes (“Property Taxes”) levied with respect to the Transferred Assets for any period commencing before and ending after the Closing Date (“Straddle Period”) shall be apportioned between Acquiror, on the one hand, and the Transferors, on the other hand, based on the number of days of such Straddle Period included in the portion of the period ending on the Closing Date (“Pre-Closing Tax Period”) and the number of days of such Straddle Period included in the period commencing on the day after the Closing Date (“Post-Closing Tax Period”).  The Transferors shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Acquiror shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, Acquiror or the Transferors, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.12 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.

9.13                        Transfer and Sales Tax Returns.  The Transferors shall timely prepare and file all Transfer and Sales Tax returns and reports relating to the transactions contemplated by this Agreement.  The Transferor Parties shall be jointly and severally liable for any Transfer and Sales Taxes relating to such transactions.  The Transferors shall furnish to Acquiror a copy of each such Tax Return promptly after it is filed, together with proof of payment of the Transfer and Sales Tax shown thereon to be due.

ARTICLE 10
TERMINATION

10.1                        Termination Prior to Closing.  Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

(a)                                 By and at the option of any of the Acquiring Parties if the Closing shall not have occurred by March 31, 2013; provided that none of the Acquiring Parties shall have breached in any material respect their respective obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing;

(b)                                 By and at the option of either of the Transferor Parties if the Closing shall not have occurred by March 31, 2013, provided that none of the Transferor Parties shall have breached in any material respect their respective obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing;

(c)                                  By and at the option of any of the Acquiring Parties if there shall have occurred a Material Adverse Effect with respect to Transferor;

(d)                                 At any time, without liability of any party to the others, upon the mutual written consent of the Acquiring Parties and the Transferor Parties; or

(e)                                  By either SFX or Transferor, if any of the Transferor Parties, on the one hand, or any of the Acquiring Parties, on the other hand, has materially breached any representations, warranty, covenant or agreement contained herein (provided that such breach is not the result of any breach of any covenant, representation or warranty by the terminating party), which breach has not been cured within 30 calendar days following written notice of such breach by the terminating party, and such breach renders the conditions to the terminating party’s obligation to close, set forth in Article 6 or Article 7, as the case may be, incapable of being satisfied.

10.2                        Effect of Termination.  In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 10.2 and Article 11 which shall survive such termination) and there shall be no liability on the part of the Acquiring Parties or the Transferor Parties, except for damages resulting from any breach by any of the Acquiring Parties or any of the Transferor Parties of this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1                        Notices.  All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, PDF or e-mail) and shall be given,

If to an Acquiring Party, to:

SFX Holding Corporation
650 Madison Avenue
New York, NY 10022
Attention: Mitch Nelson, Esq.
Fax: (212) 750-3034

With a copy to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Dennis J. Block, Esq.
Fax: (212) 805-5555

If to a Transferor Party, to:

c/o Nightlife Holdings LLC
1000 Lincoln Road, Suite 200
Miami Beach, FL 33139
Fax: (305) 534-7066

With a copy to:

Littman Krooks LLP
655 Third Avenue, 20th fl.

New York, NY 10017
Attention: Mitchell C. Littman, Esq.
Fax: (212) 490-2990

11.2                        Amendments; No Waivers.  Any provisions of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Acquiring Parties and the Transferor Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3                        Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

11.4                        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.5                        Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

11.6                        Consent to Jurisdiction; Venue; Service of Process.

(a)                                 Each Party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any New York federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action among the parties arising in whole or in part under or in connection with this Agreement; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, (ii) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any of the other Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court, and (iii) hereby agrees to commence any such Action only before one of the above-named courts.  Notwithstanding the immediately preceding sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)                                 Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail, return receipt requested, at its address specified pursuant to

Section 11.1 shall constitute good and valid service of process in any Action among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Documents, and each Party hereby waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with this Section 11.6(b) does not constitute good and valid service of process.

11.7                        Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY ACTION WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.8                        Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other Parties.

11.9                        Entire Agreement.  This Agreement, the Transaction Documents and the ancillary agreements related thereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.

11.10                 Titles and Headings; Construction.  The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

11.11                 Severability.  If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall not for that reason alone be unenforceable or invalid. In such case, the Parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to Applicable Law and shall be enforced as amended.

11.12                 No Third Party Beneficiaries.  Except for the provisions of Article 9 relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of any Transferor, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.13                 Specific Performance.  The Transferor Parties acknowledge and agree that the Acquiring Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any of the Transferor Parties could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Acquiring Parties may be entitled, at law or in equity, they shall be entitled to enforce and provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SFX HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Robert F.X. Sillerman
Name:	Robert F.X. Sillerman
Title:	Chief Executive Officer

SFX-NIGHTLIFE OPERATING LLC
a Delaware limited liability company

By: SFX Holding Corporation, its sole member

By:	/s/ Robert F.X. Sillerman
Name:	Robert F.X. Sillerman
Title:	Chief Executive Officer

NIGHTLIFE HOLDINGS LLC,
a Florida limited liability company

By: David Grutman, Inc., Member-Manager

By:	/s/ David Grutman
Name:	David Grutman
Title:	President

By: Sebu Corp., Member-Manager

By:	/s/ Brian Gordon
Name:	Brian Gordon
Title:	President

[Signatures continue on following page.]

[Signature Page to Nightlife Holdings LLC Asset Contribution Agreement]

MMG NIGHTLIFE LLC,
a Florida limited liability company

By:	Nightlife Holdings, LLC, Member-Manager

By: David Grutman, Inc., Member-Manager

	By:	/s/ David Grutman
	Name:	David Grutman
	Title:	President

By: Sebu Corp., Member-Manager

	By:	/s/ Brian Gordon
	Name:	Brian Gordon
	Title:	President

PUNTA CANA VENUE LLC,
a Delaware limited liability company

By:	Nightlife Holdings, LLC, Member-Manager

By: David Grutman, Inc., Member-Manager

	By:	/s/ David Grutman
	Name:	David Grutman
	Title:	President

By: Sebu Corp., Member-Manager

	By:	/s/ Brian Gordon
	Name:	Brian Gordon
	Title:	President

[Signatures continue on following page.]

[Signature Page to Nightlife Holdings LLC Asset Contribution Agreement]

US NIGHTLIFE MANAGEMENT LLC,
a Delaware limited liability company

By:	Nightlife Holdings, LLC, Member-Manager

By: David Grutman, Inc., Member-Manager

By:	/s/ David Grutman
Name:	David Grutman
Title:	President

By: Sebu Corp., Member-Manager

By:	/s/ Brian Gordon
Name:	Brian Gordon
Title:	President

DAVID GRUTMAN, INC.,
a Florida corporation

By:	/s/ David Grutman
Name:	David Grutman
Title:	President

SEBU CORP.,
a Florida corporation

By:	/s/ Brian Gordon
Name:	Brian Gordon
Title:	President

[Signatures continue on following page.]

[Signature Page to Nightlife Holdings LLC Asset Contribution Agreement]

DAVE GRUTMAN,
an individual resident of Florida

/s/ David Grutman

BRIAN GORDON,
an individual resident of Florida

/s/ Brian Gordon

WORLD ON A STRING LLC,
a New Jersey limited liability company

By:	/s/ Ryan Shinman
Name:	Ryan Shinman
Title:	Manager

[Signature Page to Nightlife Holdings LLC Asset Contribution Agreement]